UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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Rudolph Technologies, Inc.
(Exact name of Registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2016

TO THE STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Rudolph Technologies, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 18, 2016 at 10:00 a.m., local time, at the Company’s principal executive offices, located at 16 Jonspin Road, Wilmington, Massachusetts, 01887, for the following purposes:
1. To elect the two Class II directors named herein to serve for three-year terms expiring upon the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement;
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and
4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Included in the mailing of this proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof for which no new record date is set.
All stockholders as of the record date are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2016:
The enclosed proxy statement and 2015 Annual Report to Stockholders are available at http://www.rudolphtech.com/assets/uploads/2015_annual_report.pdf.
FOR THE BOARD OF DIRECTORS

Steven R. Roth
Secretary
Flanders, New Jersey
April 21, 2016

RUDOLPH TECHNOLOGIES, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy is solicited on behalf of the Board of Directors of Rudolph Technologies, Inc. (the “Company”) for use at the 2016 Annual Meeting of Stockholders to be held May 18, 2016 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, located at 16 Jonspin Road, Wilmington, Massachusetts, 01887. The Company’s telephone number is (978) 253-6200.
These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2015, including financial statements, were mailed on or about April 21, 2016 to stockholders entitled to vote at the meeting.
Record Date and Voting Securities
Stockholders of record at the close of business on March 31, 2016 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 30,880,105 shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), were issued and outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If you are a stockholder of record, you may change your vote after submitting your proxy by delivering to the Secretary of the Company at the Company’s principal executive offices, prior to the meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote.
Voting and Solicitation
Whether you hold your shares directly as a stockholder of record, or beneficially in street name, you may vote your shares without attending the meeting. Even if you plan to attend the meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.
If you hold shares in your name as a holder of record, you are considered the “stockholder of record” with respect to those shares. You can vote your shares by completing and returning the enclosed proxy which has been mailed to you, along with a postage-paid envelope.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “stockholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in your proxy.
Stockholders of record may vote in person at the meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting.

Each stockholder of record is entitled to one vote for each share of Common Stock owned by such stockholder on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or other electronic means or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services. We do not currently plan to hire a proxy solicitor to help us solicit proxies from stockholders, brokers, bank nominees or other institutions, although we reserve the right to do so.
Quorum; Abstentions; Broker Non-votes
The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting may be adjourned or postponed to a later date.
If you return a signed and dated proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the proxy statement, are properly presented for action at our Annual Meeting. If you indicate on your proxy that you wish to “abstain” from voting on an item, your shares will not be voted on that item.
A broker non-vote occurs when a bank, broker or other registered holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because the proposal is considered “non-routine” and the beneficial owner has not provided voting instructions on that proposal.
The election of directors and the advisory vote on named executive officer compensation are treated as “non-routine” proposals. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors or with respect to the advisory vote unless you provide instructions to that firm by voting your proxy.
In order to ensure that any shares held on your behalf by a bank, broker or other registered holder of record are voted in accordance with your wishes, we encourage you to provide instructions to that firm or organization by voting your proxy.
Vote Required
Each director is elected by the vote of the majority of the votes cast. This means that in order for a director nominee to be elected to our Board of Directors, the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election, although abstentions and broker non-votes count for quorum purposes). Our Bylaws provide for a majority voting standard for uncontested elections and provide that any incumbent director nominee in an uncontested election who does not receive an affirmative majority of votes cast must promptly tender such director’s resignation to our Board of Directors. Further information regarding the process that will be followed if such an event occurs can be located under the heading “Proposal 1 — Election of Directors.”
The proposal to approve, on an advisory basis, the compensation of our named executive officers and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 require the affirmative vote, in person or by proxy, of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter to constitute approval of the proposals. For such proposals, abstentions are counted for quorum purposes, but in effect count as negative votes because they are shares represented in person or by proxy that are not voted in the affirmative. Broker non-votes are counted for quorum purposes, but are not counted as part of the vote total and have no effect on the outcome of those proposals.

Voting Recommendations of the Company’s Board of Directors
The Board of Directors recommends a vote (i) “FOR” the election of the Board’s director nominees named herein; (ii) “FOR” the approval (on an advisory basis) of the compensation of our named executive officers; and (iii) “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.
Attending the Annual Meeting
All stockholders of record as of the Record Date may attend the 2016 Annual Meeting. To gain admission, you will need valid picture identification and proof that you are a stockholder of record of the Company as of the Record Date or if you are a beneficial holder, proof from your bank, broker or other record holder of your shares that you are the beneficial owner of such shares. To obtain directions to attend the 2016 Annual Meeting and vote in person, please contact Investor Relations at 973-691-1300.
Deadlines for Submission of Stockholder Proposals for 2017 Annual Meeting
Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”), if applicable, and the Bylaws of the Company. Stockholders wishing to present a proposal at the Company’s 2017 Annual Stockholder Meeting must submit such proposal in writing to the Company no later than December 22, 2016 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under the Company’s Bylaws, a stockholder wishing to nominate a director or make a proposal at the 2017 Annual Stockholder Meeting outside of Exchange Act Rule 14a-8 must submit such nomination or proposal in writing to the Company no earlier than January 18, 2017 and no later than February 17, 2017. The Nominating and Governance Committee will also consider qualified director nominees recommended by stockholders. Our process for receiving and evaluating Board member nominations from our stockholders is described below under the caption “Nominating and Governance Committee.”
Householding
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple stockholders of record share the same address, we may deliver only one set of proxy materials to that address unless we have received contrary instructions from one or more of those stockholders. The same procedure applies to brokers and other nominees holding shares of our stock in “street name” for more than one beneficial owner with the same address.
If a stockholder holds shares of stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered stockholder), we may be unable to use the householding procedures and, therefore, that stockholder may receive multiple copies of the proxy and proxy statement. You should follow the instructions on each proxy that you receive in order to vote the shares you hold in different accounts.
A stockholder that shares an address with another stockholder, who has received only one set of the proxy materials may write or call us as specified below to (i) request a separate copy of such materials, which will be promptly mailed without charge, and (ii) request that separate copies of these materials be sent to his or her home for future meetings. Conversely, a stockholder of record who shares the same address with another stockholder of record may write or call us as specified below to request that a single set of the proxy and proxy statement be delivered to that address. Such stockholder requests should be directed to our Investor Relations Department, which can be contacted via phone at 973-691-1300 or mail at Rudolph Technologies, Inc., 550 Clark Drive, P.O. Box 860, Budd Lake, New Jersey 07828. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record regarding such requests.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES
Rudolph Technologies, Inc. is committed to sound and effective corporate governance practices. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. The major components of our corporate governance practices are described below.
Codes of Ethics
We have adopted a Code of Business Conduct and Ethics (applicable to all employees, executive officers and directors) and a Financial Code of Ethics (applicable to our financial officers, including our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”)) that set forth principles to guide all employees, executive officers and directors and establish procedures for reporting any violations of these principles. Copies of these codes may be found on our website at http://www.rudolphtech.com/investors/governance/code-of-ethics or may be requested by writing to Rudolph Technologies, Inc., Attention: Investor Relations, 550 Clark Drive, P.O. Box 860, Budd Lake, New Jersey 07828. The Company will disclose any amendment to its codes of ethics or waiver of a provision of its codes of ethics applicable to its officers or directors, including the name of the officer or director to whom the waiver was granted, on our website at www.rudolphtech.com, on the Investor Relations page.
Board Leadership Structure; Oversight of Risk; Rights Plan
Our Company management is led by Michael P. Plisinski, who has served as our Chief Executive Officer since November 2015 and Thomas G. Greig, who has served as an independent director and as Chairman of the Board of Directors since April 2016. Prior to that, Mr. Greig served as Lead Director of the Board of Directors from January 2013 to March 2016. Our Board of Directors is comprised of Mr. Plisinski, our only non-independent director, and seven independent directors, including Mr. Greig. The Board has three standing committees with separate chairs — the Audit, Compensation, and Nominating and Governance Committees. Each of the Board committees is comprised solely of independent directors. Our Audit Committee is responsible for overseeing risk management and, on at least an annual basis, reviews and discusses with management policies and systems pursuant to which management addresses risk, including risks associated with our audit, financial reporting, internal control, disclosure control, legal and regulatory compliance, and investment policies. Our Audit Committee regularly reviews with our Board any issues that arise in connection with such topics and, in accordance with our Summary of Corporate Governance Guidelines, our full Board regularly engages in discussions of risk management to assess major risks facing our Company and review options for the mitigation of such risks. Each of our Board committees also considers the risk within its area of responsibilities. For example, our Compensation Committee periodically reviews enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking and our Nominating and Governance Committee oversees risks related to governance issues, such as succession planning, and serves as the contact point for employees to report corporate compliance issues. The independent directors meet periodically in executive session chaired by the Chairman without the Chief Executive Officer or other management present. Furthermore, each director is encouraged to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting.
Until recently, the roles of Chairman of the Board and Chief Executive Officer had been combined by our Board of Directors, and in 2013, the Board appointed Mr. Greig, one of our independent directors, as Lead Director for the Board of Directors. While we believe that this leadership structure was effective for the Company, upon the appointment of our new Chief Executive Officer in late 2015, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that at the current time the designation of an independent Chairman of the Board will facilitate the functioning of the Board of Directors’ while leaving the Chief Executive Officer responsible for setting the strategic direction for the Company and for the day to day leadership and performance of the Company. The Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets the schedule and annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Greig, who has served as our Chairman of the Board since April 2016, meets the criteria for independence established by the SEC and the NYSE and presides over separate meetings of the independent directors.

We believe that our CEO, together with our Chairman, Audit Committee and our full Board of Directors, provide effective oversight of the Company’s risk management function.
The Stockholders Rights Plan dated as of June 27, 2005 expired by its terms in June 2015. At this time, the Board of Directors does not currently expect to reinstate the term of such plan.
Board Meetings and Committees
The Board of Directors of the Company held a total of fourteen meetings during 2015. None of our incumbent directors attended fewer than 75% of the meetings of the Board of Directors and the standing committees upon which such directors served during 2015, with the exception of David B. Miller and Michael P. Plisinski who were newly appointed to the Board of Directors in July and November 2015, respectively. Mr. Miller and Mr. Plisinski attended all Board and committee meetings, as applicable, during the remainder of the year. While the Company does not currently have a formal policy regarding the attendance of directors at the annual meeting of stockholders, directors are encouraged to attend. All then current members on the Board of Directors attended the 2015 Annual Meeting of Stockholders. The Audit Committee, Compensation Committee and Nominating and Governance Committee have each adopted a written charter. The charters of these committees are available on our website at www.rudolphtech.com on the Investor Relations page.
Board Independence
The Board makes an annual determination as to the independence of each of our Board members under the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and the SEC. The Board has determined that the following members of the Board, consisting of a majority of the Board, satisfy these independence standards: Jeffrey A. Aukerman, Daniel H. Berry, Leo Berlinghieri, David B. Miller, Thomas G. Greig, Richard F. Spanier and John R. Whitten. Aubrey C. Tobey also qualified as an independent director until his retirement from the Board following the 2015 Annual Meeting. None of the independent members of our Board were a party to any transactions, relationships or arrangements that were considered by the Board to impair a directors’ independence. As part of the Board’s independence review, it considered the $18,000 payment made to Lithography Solutions, LLC, an entity controlled by Mr. Berry for services in connection with a potential acquisition, which was determined not to impair his independence. On four occasions during 2015, our Board met in executive sessions in which the independent Board members were solely present.
Audit Committee
We have an Audit Committee that assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our accounting policies and procedures and our compliance with legal and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants, the approval of services performed by the Company’s independent registered public accountants and for reviewing the responsibilities, functions and performance of the Company’s internal audit function as well as the scope and results of internal audits and ongoing assessments of the Company’s risk management processes and evaluating the Company’s system of internal control over financial reporting and disclosure controls and procedures. The report of our Audit Committee is found below under the caption “Audit Committee Report.”
The Audit Committee is governed by its own charter that sets forth its specific responsibilities and the qualifications for membership to the committee. The charter of the Audit Committee is available on our website at www.rudolphtech.com, on the Investor Relations page. The Audit Committee held six meetings in 2015. The Audit Committee is currently composed of John R. Whitten, Jeffrey A. Aukerman and David B. Miller. The Board has determined that all of these members meet the requirements for membership on the Audit Committee set forth by the NYSE and the SEC, including that they be “independent.” Leo Berlinghieri and Thomas G. Greig served on the Audit Committee in 2015 until July 2015 and were independent during that time.
The Board has determined that John R. Whitten and Jeffrey A. Aukerman meet the definition of an “Audit Committee Financial Expert” under SEC rules, and also have the level of accounting or related financial management expertise required of at least one member of the Audit Committee under NYSE rules.

Compensation Committee
The Compensation Committee has its own charter that sets forth its specific responsibilities, including the establishment of the policies upon which compensation of and incentives for the Company’s executive officers will be based, the review and recommendation for approval by the independent members of the Board of the compensation of the Company’s executive officers, and the administration of the Company’s equity compensation plans.
In general, the Compensation Committee is responsible for reviewing and recommending for approval by the independent members of the Board of Directors the Company’s executive salary levels and variable compensation programs, both cash-based and equity-based. With respect to the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and recommends for approval by the independent members of the Board of the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Compensation Committee reviews the recommendations for compensation for such individuals presented to the Compensation Committee by the Chief Executive Officer and the reasons thereof. Each year, the CEO is responsible for proposing and establishing personal and corporate objectives for each of the Company executives other than himself. These proposed objectives are reviewed and agreed upon by the CEO and the executive subject to the approval of the Compensation Committee. In addition, as part of the annual performance review of the Company’s executives, the CEO assesses the performance of his direct reports and determines the merit increase, if any, that would be proposed for each individual. These merit increase proposals, along with each executive’s personal and corporate objectives and their bonus target levels (based on a percentage of their base salary), are then compiled by the CEO and submitted to the Compensation Committee for their review. At the Compensation Committee meeting during which the executive compensation plans (bonuses and merit increases) are to be reviewed, the CEO attends the initial session to present the proposed plans and to answer questions. Thereafter, the Compensation Committee meets without the CEO being present to review, discuss and recommend for approval by the independent members of the Board all executive compensation plans subject to any modifications made by the Compensation Committee. The CEO does not participate in decisions regarding his own compensation.
In accordance with its charter, the Compensation Committee may form and delegate its authority to subcommittees when appropriate. Further, the Compensation Committee has the authority to retain and terminate any compensation consultant or other advisors to be used to assist in the evaluation of director, CEO or executive compensation or other matters within the scope of the Compensation Committee’s responsibilities and is directly responsible for the appointment, compensation and oversight of such consultants and other advisors, including their fees and other retention terms. From time to time, the Compensation Committee engages the services of such outside compensation consultants to provide advice on compensation plans and issues related to the Company’s executive and non-executive employees. In 2015, the Compensation Committee engaged Pay Governance, LLC to review the Company’s Executive Compensation Plans, including those for incentive compensation and provide other ad hoc assistance to the Compensation Committee. The authority to obtain advice and assistance from internal or external legal, accounting and other advisors is also held by the Compensation Committee.
The Compensation Committee held four meetings in 2015 prior to the Board of Directors meeting where all Compensation Committee members attended in person. This Committee is currently composed of Daniel H. Berry, Jeffrey A. Aukerman and David B. Miller. The Board has determined that all of these members meet the requirements for membership on the Compensation Committee, including the independence requirements of the NYSE. Leo Berlinghieri and Aubrey C. Tobey served on the Compensation Committee in 2015 until July 2015 and May 2015, respectively, and each was independent during that time. For further discussion of the Compensation Committee and its processes and procedures, please refer to the “Introduction/Corporate Governence” section in the Compensation, Discussion and Analysis (“CD&A”) below.
Nominating and Governance Committee
Like the other committees of the Board, the Nominating and Governance Committee has its own charter that outlines its responsibilities. These responsibilities include identifying prospective director nominees and recommending to the Board director nominees for the next annual meeting of stockholders and replacements of a director in the event a director steps down. The Nominating and Governance Committee also recommends to the Board the appointment of directors to Board Committees and is charged with developing and recommending to the Board the governance principles applicable to the Company.

The Nominating and Governance Committee is currently composed of Directors Leo Berlinghieri, Thomas G. Greig and John R. Whitten held five meetings in 2015. The Board has determined that all of these directors meet the requirements for membership to the Nominating and Governance Committee, including the independence requirements of the NYSE. Aubrey C. Tobey served on the Nominating and Governance Committee in 2015 until his retirement from the Board in May 2015 and was independent during that time.
The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to grasp complex principles of business, finance, international transactions and semiconductor inspection, metrology and lithography technologies. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior contributions to and performance on the Board and their record of attendance.
The Nominating and Governance Committee will consider the above criteria for nominees identified by the Nominating and Governance Committee itself, by stockholders, or through some other source. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee may use the services of a third party search firm to assist in the identification or evaluation of Board member candidates.
The Nominating and Governance Committee has a formal policy with regard to consideration of director candidates recommended by the Company’s stockholders, which may be found on our website at http://www.rudolphtech.com/investors/governance/policies-procedures. In accordance with the policy, the Nominating and Governance Committee will consider recommendations and nominations for candidates to the Board of Directors from stockholders of the Company holding no less than 1% of the Company’s securities for at least twelve months prior to the date of the submission of the recommendation or nomination. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Company’s Board of Directors can do so by writing to the Office of the General Counsel of the Company at its principal executive offices giving each such person’s name, biographical data and qualifications, along with the other information specified in the policy and under Section 2.5 of the Company’s Bylaws. Any such recommendation should be accompanied by a written statement concerning the eligibility and qualifications from the person recommended and his or her consent to be named as a nominee and, if nominated and elected, to serve as a director.
The Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees. Diversity is one of the factors that the Nominating and Governance Committee considers in identifying nominees for director. In selecting director nominees, the Nominating and Governance Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.
In its identification of director nominees, the Nominating and Governance Committee will consider how the candidate would contribute to the Board’s overall balance of diversity of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.
Communications with the Board of Directors
We have a formal policy regarding communications with the Board of Directors, which may be found on our website at http://www.rudolphtech.com/investors/governance/stockholder-communications-policy. Stockholders and other interested parties may communicate with the Chairman of the Nominating and Governance Committee by writing to him at c/o Rudolph Technologies, Inc., Office of the General Counsel, 550 Clark Drive, P.O. Box 860, Budd Lake, New Jersey 07828 and such communications will be forwarded to the Board of Directors. Stockholders and other interested parties who would like their submission directed to a member or members of the Board of Directors, including the independent members of the Board, may so specify, and the communication will be forwarded to such specific directors, as appropriate.

Related Persons Transactions Policy
There have been no “related person transactions” since the beginning of 2015 to present, nor are there any currently proposed “related person transactions,” involving any director, director nominee or executive officer of the Company, any known 5% stockholder of the Company or any immediate family member of any of the foregoing persons (which are referred to together as “related persons”). A “related person transaction” generally means a transaction involving more than $120,000 in which the Company (including any of its subsidiaries) is a participant and in which a related person has a direct or indirect material interest. Our related person practices and policies are included in our corporate governance documents, including our Code of Business Conduct and Ethics, Audit Committee Charter and Summary of Corporate Governance Policies, each of which is available at the Investor Relations section of our website located at http://www.rudolphtech.com/investors. Pursuant to our Code of Business Conduct and Ethics, our directors, officers and employees are required to avoid any actual or apparent conflicts of interest (other than conflicts of interest that have received appropriate approval as described below), which includes taking actions or having interests that may interfere with the objective or efficient performance of such person’s duties to the Company or that may result in such person receiving improper personal benefits as a result of their position with the Company. Pursuant to our Summary of Corporate Governance Policies, if a director becomes involved in any activity or interest that may result in an actual or potential conflict (or the appearance of a conflict) with the interests of the Company, that director is required to disclose such information promptly to the Board, which will determine an appropriate resolution on a case-by-case basis. Pursuant to this policy, all directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Similarly, our Board will determine the appropriate resolution of any actual or potential conflict of interest involving our CEO and our CEO will determine the appropriate resolution of any conflict of interest issue involving any other officer of the Company. When necessary and appropriate, resolution of such issues may require consideration of the matter by the Audit Committee. Pursuant to the Board’s Summary of Corporate Governance Policies and the Audit Committee Charter, the Audit Committee, which consists entirely of independent directors, will review any proposed transaction in which the Company or its subsidiaries are to participate if the amount involved in the transaction exceeds $120,000 and we are aware that any related person may have a direct or indirect material interest in the transaction. The Audit Committee will consider the facts and circumstances and will approve or ratify a proposed transaction if the Audit Committee considers it appropriate and believes that such transaction will serve the long-term interests of our stockholders. The Compensation Committee of the Board reviews and approves compensation decisions for Board members and our executive officers (and such other employees of the Company as directed by the Board) pursuant to the Compensation Committee Charter.

PROPOSAL 1

ELECTION OF DIRECTORS
 Nominees
     The authorized number of directors is currently established at seven. The Company’s Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently, there are two directors in Class I and three directors in each of Class II and Class III. Two Class II directors are to be elected at this Annual Meeting and will hold office until the 2019 Annual Meeting or until their successors have been duly elected and qualified. Each of the three Class III directors will hold office until the 2017 Annual Meeting or until their successors have been duly elected and qualified and each of the Class I directors will hold office until the 2018 Annual Meeting or until their successors have been duly elected and qualified. Richard F. Spanier, a Class II director, has announced his intention to not seek re-election to the Board of Directors at this Annual Meeting and the Board has determined not to fill this position at this time. The two Class II director nominees were approved by the Board for inclusion in this proxy statement based on the recommendation of the Nominating and Governance Committee.
     Pursuant to the Company’s Bylaws, our directors are elected by the affirmative vote of the majority of the votes cast (provided, however, that if the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality voting standard). In order for a director in an uncontested election to be elected, the number of shares cast “for” his election must exceed the number of votes cast “against” his election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If a nominee who is an incumbent director is not elected, our Bylaws provide that such director must promptly tender a resignation to the Board. Our Nominating and Governing Committee would then make a recommendation to the Board on whether to accept or reject the tendered resignation, or whether other action should be taken. Within 90 days after the date of the certification of the election results, our Board will act on any such tendered resignation and publicly disclose (in a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision.
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, each of whom is currently a director of the Company. Each nominee has indicated that he will serve if elected. In the event that any nominee of the Company becomes unable or unavailable to serve as a director at the time of the Annual Meeting (which we do not anticipate), the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy or the Board of Directors may, in its discretion, elect to reduce the number of directors serving on the Board.

The names of the two Class II nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current Class I and Class III directors with unexpired terms are also set forth below. All information is as of the Record Date.

Name	Position	Director Since	Age
Continuing Class I Directors:
Leo Berlinghieri	Former Chief Executive Officer and President, MKS Instruments, Inc.	2008	62
Michael P. Plisinski	Chief Executive Officer, Rudolph Technologies, Inc.	2015	46
Nominee Class II Directors:
Daniel H. Berry	Operating Partner, Riverside Partners, LLC	1998	70
Thomas G. Greig	Senior Managing Director, Liberty Capital Partners, Inc.	2003	68
Class II Director Not Continuing in 2016:
Richard F. Spanier	Retired, Chairman Emeritus	1966	76
Continuing Class III Directors:
Jeffrey A. Aukerman	Former Partner, Deloitte & Touche, LLP	2014	50
David B. Miller	Former President, DuPont Electronics & Communications	2015	59
John R. Whitten	Former Chief Financial Officer, Vice President and Treasurer, Applied Industrial Technologies, Inc.	2006	69
     Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.
Information About The Directors And The Nominees
Our Board and its Nominating and Governance Committee believe that all of the directors and nominees are highly qualified and have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge and stimulate management and their dedication to the affairs of the Company collectively serve the interests of the Company and its stockholders. Additional information regarding the background and qualifications of our directors, including the experience and skills that led to the Board’s determination that each director should serve on our Board at this time, is also set forth below.
Nominees for Class II Directors
Daniel H. Berry has served as one of the Company’s directors since October 1998. Since January 2002, Mr. Berry has been an Operating Partner of Riverside Partners, LLC, a private equity investment firm. From September 2010 to August 2011, Mr. Berry served as Chief Executive Officer of NDS Surgical Imaging, a supplier to the medical imaging industry. From July 2004 to August 2007, Mr. Berry also served as Executive Vice President of Applied Precision, formerly a Riverside portfolio company. He was employed by Ultratech Stepper, Inc. (presently Ultratech, Inc.), an equipment supplier to the semiconductor industry, from 1990 to 2001 in various positions including President and Chief Operating Officer from May 1999 to November 2001. Prior to this, Mr. Berry held positions at General Signal, Perkin Elmer and Bell Laboratories. Mr. Berry is a member of the Board of Trustees of the New York University Tandon School of Engineering and is a member of the Board of Directors of various companies in Riverside Partners portfolio of investments. Mr. Berry holds a B.S. in Electrical Engineering from the Polytechnic Institute of Brooklyn.
Mr. Berry’s extensive business experience, particularly within the semiconductor industry for more than 35 years, provides him with insight into the challenges we face within the industry.

     Thomas G. Greig has served as the Company’s independent Chairman since April 2016 and as one of the Company’s directors since January 2003. He served as the Company’s independent Lead Director from January 2013 through March 2016. Mr. Greig has been employed by Liberty Capital Partners, Inc., a private equity investment firm, since July 1998 and currently holds the position of Senior Managing Director. From December 1985 to July 1998, Mr. Greig was a Managing Director of Donaldson, Lufkin, & Jenrette, Inc., an investment banking firm. Mr. Greig holds a B.S. in Engineering from Princeton University, an M.S.E. in Electrical Engineering from New York University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Greig is currently the Non-Executive Chairman of the Board of Black Box Corporation.
Mr. Greig has a wide-ranging acquisition and financial background as well as extensive prior experience serving on the boards of public and private companies, offering the Board of Directors and the Nominating and Governance Committee a combination of valuable skill sets.

The Company’s Board of Directors unanimously recommends voting
“FOR” each of the nominees set forth above.

Continuing Class I Directors
Michael P. Plisinski has served as the Company’s Chief Executive Officer and one of the Company’s directors since November 2015. Prior to his appointment as our CEO, Mr. Plisinski served as our Executive Vice President and Chief Operating Officer from October 2014 to November 2015 and as Vice President and General Manager, Data Analysis and Review Business Unit from February 2006 when the Company merged with August Technology Corporation until October 2014. From February 2004 to February 2006, Mr. Plisinski served as August Technology’s Vice President of Engineering and, from July 2003 to February 2004, as its Director of Strategic Marketing for review and analysis products. Mr. Plisinski joined August Technology as part of the acquisition of Counterpoint Solutions, a supplier of optical review and automated metrology equipment to the semiconductor industry, where he was both President and sole founder from June 1999 to July 2003. Mr. Plisinski has a B.S. in Computer Science from the University of Massachusetts and completed the Advanced Management Program from Harvard Business School.
Mr. Plisinski’s responsibility as our CEO to lead the strategic direction and operations of the Company, combined with his in-depth knowledge of the business of the Company and of the industry in which the Company operates, provides valuable insight to the entire Board in the Board’s consideration of all aspects of the management, operations, financial results, prospects and strategy of the Company.
Leo Berlinghieri has served as one of the Company’s directors since September 2008. From July 2005 to December 2013, Mr. Berlinghieri served as Chief Executive Officer and President of MKS Instruments, Inc., an equipment supplier to the semiconductor industry. From April 2004 to July 2005, Mr. Berlinghieri served as President and Chief Operating Officer and prior to that he served as Vice President and Chief Operating Officer from July 2003 to April 2004 for MKS Instruments, Inc. Mr. Berlinghieri has previously served as a board member of MKS Instruments, Inc.
Mr. Berlinghieri’s 33 years of experience coupled with his tenure at the helm of the same public corporation in the semiconductor industry provides him with valuable insight into the operational and strategic issues facing our industry.
Continuing Class III Directors
     Jeffrey A. Aukerman has served as one of the Company’s directors since December 2014. Mr. Aukerman is a certified public accountant and has extensive public accounting and consulting experience, serving many public and private equity sponsored public reporting companies in the manufacturing, distribution and services industries. From July 1987 to May 2014, Mr. Aukerman was employed by Deloitte & Touche LLP which, together with its affiliates is an audit, consulting, tax and advisory services firm, and served as an audit partner for the most recent 15 years. He also served in various capacities for the firm, including an audit function professional practice director for the Cleveland, Ohio office and a regional leader of internal control subject matter specialists. Mr. Aukerman graduated magna cum laude with a B.S.B.A. in Accounting from Youngstown State University. He also currently serves on the Advisory Council to the Lariccia School of Accounting & Finance at Youngstown State University.

Mr. Aukerman’s extensive experience with a wide range of financial reporting, accounting, risk management, and compliance matters enables him to offer valuable insights to the Board of Directors, the Audit Committee and the Compensation Committee.
     David B. Miller has served as one of the Company’s directors since July 2015. From June 1981 to November 2015, Mr. Miller held various positions with DuPont and he most recently served as President of DuPont Electronics & Communications, an electronic materials company.  Mr. Miller is president of the University of Virginia School of Engineering & Applied Science foundation and holds a B.S. in Electrical Engineering from the University of Virginia.
                 Mr. Miller’s 34 years of experience, including board positions with Merrimac Industries, SEMI International, NC Chamber of Commerce, and several joint venture boards in the U.S. and Asia, coupled with his tenure at the helm of a business in the electronics industry, provides him with valuable insight into the operational and strategic issues facing our company.
     John R. Whitten has served as one of the Company’s directors since July 2006. From November 1995 to December 2003, Mr. Whitten served as Chief Financial Officer, Vice President and Treasurer of Applied Industrial Technologies, Inc. (NYSE-AIT), an industrial supply distributor. Mr. Whitten is a C.P.A. and holds a B.B.A. in Accounting from Cleveland State University. Mr. Whitten is currently an independent director overseeing 74 portfolios in the mutual fund complex of American Century Investments, a registered investment company.
Mr. Whitten’s extensive financial background, including his previous experience at a public accounting firm and as Chief Financial Officer of a public company, provide valuable insight to the Board of Directors, the Nominating and Governance Committee and the Audit Committee, for which he serves as the chairman.
Other Directors
Richard F. Spanier will not be standing for re-election at this Annual Meeting when his term is scheduled to expire subsequent to the 2016 Annual Meeting. Paul F. McLaughlin served as a director of the Company from June 1996 until he retired from the Board of Directors on March 31, 2016. Aubrey C. Tobey served as a director of the Company in 2015 until he retired from the Board of Directors immediately following the 2015 Annual Meeting. The Board of Directors wishes to express its great appreciation to Dr. Spanier, Mr. McLaughlin and Mr. Tobey for their substantial contributions and service to the Company.
Compensation of Directors
Directors who are employees of the Company receive no compensation for their services as members of the Board of Directors. Directors who are not employees of the Company received an annual retainer of $60,000 in 2015 paid in cash through equal installments on a quarterly basis at the middle of each quarter. At the October 2015 Board meeting, the Board approved a resolution to increase the annual retainer to $70,000 in 2016. The equity component of a non-employee director’s compensation is comprised of an annual grant of restricted stock units (“RSUs”), which is awarded as of the third quarter Board of Directors meeting, the date of which varies year-to-year, in an amount of shares calculated by dividing $85,000 by the Company Common Stock closing stock price on the date of grant, rounded to the nearest 100 shares. In addition, initial grants are issued to newly elected non-employee directors as of the first Board of Directors meeting following their election or appointment (“First Meeting”) and are calculated in accordance with the annual grant formula set forth above, but are prorated by the number of quarters between such First Meeting and the date on which the next annual grant is scheduled to be awarded. Any initial grants and/or annual grants typically vest on the first anniversary of the grant date. All equity awards granted in 2015 were granted under and subject to the terms of the Rudolph Technologies, Inc. 2009 Stock Plan. At the October 2015 Board meeting, the Board approved for 2016 a resolution to increase the annual grant of RSUs to the amount of shares calculated by dividing $100,000 by the Company Common Stock closing stock price on the date of grant, rounded to the nearest 100 shares.
In 2015, directors were not paid to serve on the committees of the Board of Directors with the exception of those directors serving as committee chairmen. Leo Berlinghieri and Aubrey C. Tobey each received cash compensation of $7,500 paid in two quarterly installments in 2015 for their service as Chairman of the Nominating and Governance Committee. Daniel H. Berry and John R. Whitten each received cash compensation of $15,000 paid in equal quarterly installments in 2015 for their services as the Chairman of the Compensation Committee and as Chairman of the Audit Committee, respectively. Also in 2015, Thomas G. Greig received cash compensation of $22,000 paid in equal quarterly installments for his service as independent Lead Director of the Board. At the January 2016 Board meeting, the Board approved a resolution for compensation of $200,000 to Paul F. McLaughlin for his service as non-independent Chairman of the Board until his retirement from the Board on March 31, 2016. In addition, at the January 2016 Board meeting, the Board approved a resolution to establish an annual retainer of $40,000 paid in quarterly installments to Thomas G. Greig for his service as the independent Chairman of the Board commencing on April 1, 2016. From time to time, directors may be compensated for work performed as members of special subcommittees of the Board of Directors. No fees were paid to directors for special subcommittee work in 2015. A payment of $18,000 was made to Lithography Solutions LLC, an entity controlled by Daniel H. Berry in 2015 for services to the Company in connection with a potential acquisition.
Stock Ownership/Retention Guidelines for Directors
The Company has established guidelines related to stock ownership and retention for its outside directors. Currently, the guidelines require that each non-employee Director of the Company is required to own at least 5,000 shares of Company Common Stock within one year following the date of election or appointment to the Board and thereafter maintain such ownership status during the term of service as a director of the Company.
These guidelines, last amended in October 2013, further require that each non-employee director own shares of Company Common Stock by November 2018 valued at a minimum of two times the amount of the director’s total cash compensation which includes the annual cash retainer as well as any additional fee paid to those individuals who are Committee Chairs, Lead Director or Chairman of the Board. For a new director the stock holding requirement is to be attained within three years of his or her election to the Board.
For the year ended December 31, 2015, the directors, excluding the directors who are named executive officers received total compensation indicated in the table below. There were no option awards granted to such directors and they did not earn any type of compensation during the year other than what is disclosed in the following table:

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards (1)	Compensation	Total
Jeffery A. Aukerman	$60,000	$127,274	$0	$187,274
Leo Berlinghieri	$67,500	$84,777	$0	$152,277
Daniel H. Berry	$75,000	$84,777	$18,000	$177,777
Thomas G. Greig	$82,000	$84,777	$0	$166,777
David B. Miller (2)	$30,000	$84,777	$0	$114,777
Richard F. Spanier	$60,000	$84,777	$0	$144,777
Aubrey C. Tobey (3)	$37,500	$0	$0	$37,500
John R. Whitten	$75,000	$84,777	$0	$159,777
_______________

(1)
Represents the grant date fair value for each share-based compensation award granted during the year, calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC. As of December 31, 2015, our directors had the following stock awards outstanding: Mr. Berlinghieri – 7,700 RSUs; Mr. Aukerman – 11,846 RSUs; Mr. Berry – 7,700 RSUs; Mr. Greig – 7,700 RSUs; Mr. Miller – 7,700 RSUs; Mr. Spanier – 7,700 RSUs; Mr. Tobey – 10,000 stock options; and Mr. Whitten – 7,700 RSUs. Mr. Aukerman’s RSU award included an initial grant for attending his first Board meeting in January 2015 since his appointment to the Board in December 2014.

(2)	Mr. Miller was initially elected to the Board of Directors in July 2015.
(3)	Mr. Tobey retired from the Board of Directors immediately following the Annual Meeting of Stockholders on May 20, 2015.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation held at the 2011 Annual Meeting of Stockholders, the Company currently holds an annual “say on pay” vote.

Our executive compensation arrangements are designed to enhance stockholder value on an annual and long-term basis. Through the use of base pay as well as annual and long-term incentives, we seek to compensate our named executive officers for their contributions to our profitability and success. Please read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement and the tabular and additional narrative disclosures on executive compensation beginning on page 32 of this proxy statement for additional details about our executive compensation arrangements, including information about the fiscal year 2015 compensation of our named executive officers.

This advisory vote addresses the overall compensation of our named executive officers as well as our philosophy and policies regarding executive compensation practices as described in this proxy statement. We are asking our stockholders to indicate their support for our compensation arrangements as described in this proxy statement.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create any additional fiduciary duty on the part of the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future.
Vote Required
The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the meeting and entitled to vote will be required to approve on an advisory (non-binding) basis the compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Although ratification by stockholders is not required by law, the Board of Directors is submitting the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016 for ratification as a matter of good corporate governance and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee may appoint a new independent registered public accounting firm at any time during the year if they believe that such a change would be in the best interests of the Company and its stockholders. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 19, 2008. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2015, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.
Fees Billed to the Company by Ernst & Young LLP for 2015 and 2014
For the years ended December 31, 2015 and 2014, aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, in the following categories were as follows:

	2015	2014
Audit fees	$1,013,699	$1,011,212
Audit related fees	32,250	31,957
Tax fees	73,850	24,500
All other fees	1,995	1,995
Total	$1,121,794	$1,069,664
Audit Fees:
Audit fees for the years ended December 31, 2015 and 2014 were for the audit of the Company’s annual financial statements and a review of those financial statements included in the Company’s quarterly reports on Form 10-Q and may include services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements including any comfort letters and consents for financings and filings made with the SEC.
Audit Related Fees:
Audit related fees for the years ended December 31, 2015 and 2014 were for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual financial statements and are not reported under “Audit Fees,” specifically fees for employee benefit plan audits.

Tax Fees:
Tax fees may include fees for tax compliance, tax planning and tax advice. Tax fees for the year ended December 31, 2015 were for transfer pricing review and tax advice at our foreign locations. Tax fees for the year ended December 31, 2014 were for tax advice at our foreign locations.
All Other Fees:
All other fees would consist of fees for products and services other than the services described above. For the years ended December 31, 2015 and 2014, all other fees included payments for an accounting and auditing information tool.
All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its audit functions.
Vote Required
The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the meeting and entitled to vote will be required to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.
The Company’s Board of Directors unanimously recommends voting “FOR”
the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

AUDIT COMMITTEE REPORT
The following is the Audit Committee’s report submitted to the Board of Directors for the year ended December 31, 2015.
The Audit Committee of the Board of Directors has:

•
reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2015;

•	discussed with Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees; and
•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

THE AUDIT COMMITTEE

John R. Whitten (Chairman)
Jeffrey A. Aukerman
David B. Miller

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
Rewarding continuous improvement in financial and operating results and the creation of shareholder value are key attributes of our compensation philosophy, which serves as the framework for the Company’s executive compensation program. The focus of our program is on incentive arrangements that reward executives for improvement in the Company’s results and appreciation in our stock value.
To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Compensation Committee has developed incentive arrangements based on performance standards established at levels which the Committee believes, at target achievement, will incentivize our executives to meet or exceed industry performance. Our Key Executive Incentive Compensation Plan component of compensation rewards executives for achieving specific corporate, business unit and individual goals, including targets related to corporate and/or business unit financial measures, as well as strategic and operational measures depending on the executive involved.
Our long-term incentive program includes grants of performance-based restricted stock units (“RSUs”) which are earned based on the achievement of annual performance goals and, once earned, generally have additional time vesting requirements. Performance targets related to financial metrics are established by the Compensation Committee prior to grant (Corporate revenue and non-GAAP operating income). Achievement of maximum performance can result in earning up to 120% of the target shares granted. Once earned, shares are generally subject to service-based vesting in equal increments over the next four years. Our long-term incentive program also includes solely service-vested RSUs, which generally vest over a five-year period. Shares earned and vested are subject to the Company’s stock ownership and retention guidelines.
In 2015, while the Company achieved above target level of the corporate revenue and non-GAAP operating income financial performance goals established under our annual and long-term incentive program, our named executive officers (“NEOs”) did not meet all of their individual metrics established under our annual incentive program. As a result, our NEOs earned cash bonus awards for 2015 under our annual cash incentive program above target levels with the exception of Mr. Rogoff and Mr. Roy who earned cash bonus awards for 2015 below target levels, but above threshold levels. Our performance-based RSUs under our long-term incentive plan were earned at 120% of target.
Say on Pay Stockholder Advisory Vote
Our Board recognizes the fundamental interest our stockholders have in the compensation of our executive officers. At the Company’s 2015 Annual Meeting, our stockholders approved our say on pay proposal, with approximately 95.5% voting in favor of the compensation of the Company’s NEOs described in the Compensation Discussion and Analysis, compensation tables, and related narrative disclosure in the proxy statement for the 2015 Annual Meeting. Based on the results of such advisory vote and our review of our compensation policies and decisions, we determined to maintain our existing compensation programs, policies, philosophy and objectives which we believe appropriately align the interests of our NEOs with the long term goals of the Company.
Introduction / Corporate Governance
Compensation Committee Members and Charter
The Compensation Committee of the Board of Directors of the Company (referred to as the “Committee” or the “Compensation Committee”) is currently composed of Daniel Berry, who serves as the Chairman, Jeffrey A. Aukerman and David B. Miller, each of whom are independent directors under the NYSE independence requirements. In general, the Compensation Committee is responsible for reviewing and recommending for approval by the independent members of the Board of Directors, the Company’s compensation policies and practices, including executive salary levels and variable compensation programs, both cash-based and equity-based. The Compensation Committee reviews and recommends for approval by the independent Board members the various elements of the Chief

Executive Officer’s (“CEO”) compensation. With respect to other executive officers, including each of our NEOs, the Compensation Committee reviews the recommendations for compensation for such individuals provided to the Committee by the CEO, and the reasons therefore and may in its discretion modify the compensation packages for any such individuals. The Committee then recommends such compensation packages to the independent members of the Board of Directors for approval. The Committee holds an executive session at its meetings, whenever appropriate, without the presence of management or the CEO.
Compensation Consultant
From time to time, the Compensation Committee has engaged the services of outside compensation consultants to provide advice on compensation plans and issues related to the Company’s executive and non-executive employees. In 2015, the Committee again engaged Pay Governance LLC, an independent executive compensation consulting firm, to provide a high level review of the Company’s executive compensation arrangements as well as in connection with the proposed compensation arrangement for Mr. Plisinski upon his 2015 appointment as CEO. Pay Governance LLC does not provide any services to management or the Company. The Committee has determined that Pay Governance LLC is independent within the meaning of the Committee’s charter and NYSE listing standards, and the work of Pay Governance LLC for the Committee does not raise any conflicts of interest.
Role of Executives in Establishing Compensation
The Committee makes all determinations regarding executive compensation subject to approval by the independent members of the Board. On an annual basis, the Committee evaluates our CEO’s performance in light of the goals and objectives established for measuring his performance at the beginning of the previous fiscal year. The results of this evaluation guide the Committee in setting our CEO’s salary, cash incentive award opportunity and equity compensation. With regard to compensation for executives other than the CEO, the Committee seeks input from the CEO. Each year, the CEO is responsible for establishing proposed personal and corporate objectives for each of the Company’s other executives, including our other NEOs. These objectives, subject to the approval of the Compensation Committee, are reviewed and agreed upon by the CEO with the executive. In addition, as part of the annual performance review of the Company’s executives, the CEO assesses the performance of his direct reports and recommends any merit increase to be proposed for each individual. These recommendations regarding proposed merit increases, each executive’s personal and corporate objectives, proposed annual incentive award opportunities (expressed as a percentage of their base salary) and equity grant proposals, are compiled by the CEO and submitted to the Compensation Committee for review and consideration for approval. At the Compensation Committee meeting during which the executive compensation plans (merit increases, cash incentive awards and equity grant proposals) are reviewed, the CEO attends the initial session to present the proposed plans and to answer questions. Thereafter, the Compensation Committee meets without the CEO present to review, discuss and approve all executive compensation plans, subject to any modifications made by the Compensation Committee. The CEO does not participate in the Compensation Committee’s or Board’s deliberations regarding his own compensation.
Other than set forth above, no other executives attended the Compensation Committee meetings in 2015. Further, no executives of the Company attended any of the Board’s executive sessions.
Compensation Committee Activity
During 2015, the Compensation Committee met four times. As discussed above, the Company’s then CEO, Paul McLaughlin, met with the Compensation Committee in early 2015 to present the proposed compensation plans for each of the Company’s executives as well as the proposed incentive award opportunities under the 2015 Employee Cash Bonus Program for certain non-executive employees. At each of its meetings held during 2015, the Compensation Committee met in executive session, without the presence of the CEO or any other Company executives, to review the relevant compensation matters.
In 2015, the Compensation Committee took a number of actions. These included:

•	Reviewing and recommending for approval by the independent members of the Board the annual compensation of the Company’s CEO for 2015;

•	Reviewing and recommending for approval by the independent members of the Board the annual compensation for each executive of the Company for 2015;

•	Reviewing and recommending for approval by the independent members of the Board the Key Executive Incentive Compensation Plan and Employee Cash Bonus Programs for 2015;

•
Reviewing and recommending for approval by the independent members of the Board the service-based and performance-based equity incentive awards and related performance targets for the Company’s executives for 2015; and

•	Reviewing and establishing, with the approval of the independent members of the Board, the compensation package for the Company’s new CEO.
In reviewing and setting the annual compensation for each executive of the Company, the Compensation Committee reviewed the amounts payable under each of the elements of their respective compensation plans, including base salary, annual cash incentive award, equity grants and perquisites. The Committee took into consideration both the Company’s internal pay equity as well as the competitive environment within which the Company operates. In each instance, the Committee determined that the base salary and annual and long-term incentive award opportunities for the individual executives were at an acceptable level for 2015 and that the perquisites were appropriate for the related positions.
In late 2015, the Compensation Committee developed and reviewed the proposed annual compensation of the Company’s prospective new CEO including base salary, annual cash incentive award, equity grants and perquisites. Once finalized, the compensation plan was approved by the independent members of the Board.
In early 2016, the Compensation Committee met to review for 2016 the annual compensation of the Company CEO, the annual compensation for each executive officer, the Key Executive Incentive Compensation Plan, and the Employee Cash Bonus Program. The Committee reviewed and the independent members of the Board approved base salary increases for the executive team for 2016, including each of our NEOs. In addition, the Committee reviewed and the independent members of the Board approved both the Key Executive Incentive Compensation Plan and the Employee Cash Bonus Program for 2016. The Committee also recommended and the independent members of the Board approved the 2016 equity awards granted to the executive team, which were in the form of performance-based and service-based RSUs.
Objectives of Compensation Programs
Compensation Philosophy and Policies
The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic and operating goals of the Company, and which aligns our executives’ interests with those of our stockholders by compensating executives based on specified financial, strategic and operating performance, with the objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at competitor companies. The Compensation Committee believes executive compensation packages provided by the Company to its executives, including the NEOs, should include base salary, annual cash incentive opportunities, select perquisites and stock-based compensation, including equity incentive opportunities which rewards performance as measured against established goals.
The Company strives to promote an ownership mentality among its key leadership and the Board of Directors, in part through the guidelines described below under the heading “Stock Ownership/Retention Guidelines.” We believe this “skin in the game” further mitigates the incentive to take on unnecessary risks. In addition, in 2013, our Board of Directors approved an anti-pledging policy to ensure that personal interests relating to the stock holdings of employees do not conflict with their duties to the Company.
The Compensation Committee has developed a set of core objectives and principles that it has used to develop the executive compensation program. The specific objectives of our executive compensation program are to:

•	Attract and retain executive talent;

•	Align compensation with Company and individual performance; and

•	Foster an ownership mentality and create alignment with stockholders.
The following principles support the objectives and design of the compensation program:

•
The compensation program is designed to be fair and competitive, from an internal and external perspective, taking into account the role, unique qualifications and distinct responsibilities of each executive;

•	A substantial portion of an executive’s compensation is designed to be at risk and linked to the achievement of both corporate and individual goals and changes in stockholder value;

•	Retirement benefits are designed to provide financial stability following employment but will not be the focal point of why executives choose to work for the Company;

•	The use of select, limited perquisites and other executive benefits are designed to serve a business purpose; and

•	All compensation program elements taken as a whole are designed to help focus executives to achieve the Company’s financial and strategic goals.
Peer Companies
In order to meet its objective of maintaining competitive executive compensation packages, the Committee obtains third-party compensation information from time to time and reviews executive compensation programs of comparable, publicly held, high technology companies.
The Company has engaged independent compensation consultants at various times in the development and evaluation of its compensation programs. To the extent that independent compensation consultants are not engaged to consult with the Committee with respect to compensation for a position or time period, the Committee obtains market compensation information using internal resources at the Company. The Committee reviews data related to compensation levels and programs of other similar companies prior to making its decisions, but only considers such information in a general manner in order to obtain a better understanding of the current compensation practices within our industry. In the fall of 2012 and through 2015, the Committee engaged Pay Governance LLC to update and perform an assessment of compensation levels provided to executives.
Data representing company proxy disclosures and industry compensation surveys was used in conducting this assessment. The peer group of industry related companies which was developed was based on the following criteria:

•	Semiconductor equipment industry (publicly traded companies);

•	Revenues of approximately $500 million or less;

•	Market capitalization of less than $1 billion; and

•	Competitors for business and employee talent.
The peer group for the 2013 review (which was used to make decisions regarding 2015 compensation), as approved by the Committee, consisted of the following 16 companies. LTX Credence was removed from our peer group for 2015 due to the merger of this company into Xcerra in 2014.

●	Advanced Energy Industries, Inc.	●	Cymer Inc.	●	Mattson Technology Inc.
●	Axcelis Technologies Inc.	●	EMCORE Corporation	●	MKS Instruments, Inc.
●	AXT Inc.	●	FEI Company	●	Nanometrics Incorporated
●	Brooks Automation Inc.	●	FormFactor Inc.	●	PDF Solutions Inc.
●	Cabot Microelectronics Corp.	●	Xcerra	●	Ultratech, Inc.
●	Cohu, Inc.

The pay practices of the foregoing peer group were analyzed for base salary and short-term and long-term incentives. Periodically, peer groups are used to evaluate other programs such as executive retirement, perquisites and severance policies. Our peer group data is supplemented by broader technology industry data from compensation surveys to further facilitate the evaluation of compensation levels and design. Compensation levels are developed at the low (25th percentile), middle (50th percentile) and high (75th percentile) end of the market for each pay element (base salary and short-term and long-term incentives) and for total compensation.

While the Committee reviews market data for each pay element and in total, no specific philosophy of targeting a particular market compensation level has been applied for such compensation and instead the Committee uses its discretion in setting the levels as appropriate.
Compensation Program Design
The compensation program provided to the Company’s executive officers is generally comprised of four parts, each intended to address different objectives: base salary, annual cash performance incentive awards, long-term incentives which generally are in the form of both performance-vesting and service-vesting RSU grants, and limited perquisites. Executives are also entitled to participate in benefit programs available to all Company employees, such as our ESPP and 401(k) Plan. This design was adopted for executives by the Committee taking into consideration a number of parameters including the independent compensation consultant’s advice, comparable practices within the industry and the desire to achieve the goals underlying the compensation program. The Committee believes that as a result of this program the Company can attract, retain and motivate employees and reward the achievement of strategic operational and financial goals, thereby enhancing stockholder value.
Annually, the Committee reviews the elements of the compensation package as well as the overall package afforded to the executives. At this time, the Committee, in its discretion, can recommend adjustments to the elements of the program to the independent members of the Board of Directors for review and approval. This review would typically be performed coincident with the evaluation of the individual executive’s performance in relation to their Key Executive Incentive Compensation Plan goals, salary adjustment and equity grants, if any, as discussed below.
The Committee and Board believe that each of the elements as well as the entire compensation package for Company executives is appropriate for the Company given its performance, industry, current challenges and environment.
Based on the objectives discussed in the foregoing section, the Committee seeks to structure our equity and cash incentive compensation program to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals, which we believe aligns the financial incentives of our executives with the interests of our stockholders. The Committee primarily uses salary and perquisites and other executive benefits as a means for providing base compensation to employees for their knowledge and experience and for fulfilling their basic job responsibilities.
In establishing these components of the executive compensation package, it is the Committee’s intention to set total executive compensation at a sufficient level to attract and retain a strong motivated leadership team, while remaining reasonable and in line with stockholder perception of overall fairness of executive compensation.
Base salary levels for executive officers of the Company have been generally established at or near the start of each year. The Company’s annual executive cash incentive bonuses are administered through its Key Executive Incentive Compensation Plan. The plan provides guidelines for the calculation of annual non-equity incentive based compensation, subject to the Committee’s oversight and the Company’s and executive’s achievement of corporate and individual goals. Generally, at its first meeting each year, the Committee determines final bonuses for executive officers earned in the preceding year based on each individual’s performance and the performance of the Company, based upon its audited financial statements, and also reviews the incentive program to be established for the current year and approves the group of executives eligible to participate in the plan for that year.
Each of the Company’s executives, including our NEOs, is eligible to receive equity compensation, which has recently been in the form of RSU grants under the Company’s stockholder approved 2009 Stock Plan. All full-time and part-time employees are eligible for equity grants. The Committee believes that through the Company’s broad-based equity compensation plan, the economic interests of all employees, including the executives, are more closely aligned with those of our stockholders. It is also believed that this approach will allow the Company to use equity as an incentive in a balanced manner that supports the recruitment and retention of top talent.
The Committee generally recommends for approval by the independent members of the Board the grant of equity awards at the first regularly scheduled meeting of the Board or upon completion of the Committee’s review and approval process. The Committee and the Board do not generally grant equity awards at other times during the year, other than in the case of a new hire, promotion or other exceptional circumstances. As described in more detail below under the heading “Equity Compensation Plan,” the Committee approved RSU grants for 2015, 50% of which were subject to performance-based vesting and 50% were subject solely to service-based vesting, with the exception of our former CEO’s 2015 RSU grant which was subject solely to performance-based vesting.
Impact of Performance on Compensation
The performance of an executive has a direct impact on the compensation received by such executive from the Company. On an annual basis, the CEO reviews the performance and compensation for the Company’s executives to determine any potential salary adjustment for each individual. This assessment takes into consideration a number of factors, including the Company’s profitability; the performance of applicable business units; the executive’s individual performance and measurable contribution to the Company’s success; and pay levels of similar positions with comparable companies in the industry and within similar technology industries.
In addition, both Company and individual performance are assessed by the CEO when proposing to the Committee any annual cash incentive payout to the NEOs (other than the CEO) under the annual cash incentive component under the Key Executive Incentive Compensation Plan. The plan includes various incentive level opportunities based on the executive’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary. Typically, these targets range from 10% of base salary up to 100% of base salary for the executives in the plan. For our NEOs, 2015 and 2016 target annual cash bonus opportunities were set as follows:

	Target Annual Cash Bonus Percentage
Name	2016	2015
Michael P. Plisinski	100.0%	72.0%
Steven R. Roth	60.0%	60.0%
Richard Rogoff	45.0%	45.0%
Robert A. Koch	30.0%	30.0%
Rajiv Roy	40.0%	40.0%
Paul F. McLaughlin	n/a	100.0%
_______________
(1) Mr. McLaughlin’s retirement from employment with the Company was effective on December 30, 2015.

Under the annual cash incentive component of our Key Executive Incentive Compensation Plan, payout is based upon achievement of corporate and personal objectives with no payout unless the Company meets 70% of at least one of the Board approved corporate financial targets established as part of the plan. Personal objectives are awarded on an “all or nothing” basis. Failure to meet the personal objectives thereby has a negative impact on the ultimate bonus payout.
In addition to a review of the prior year’s objectives, the CEO and each executive also confer to propose new individual performance targets for the executives (including the NEOs, other than the CEO) for the current year, which are combined with the corporate targets into an annual cash incentive opportunity proposal. The personal targets that are established are designed to result in additional incremental value to the Company if they are achieved. These personal performance targets in 2015 included goals related to additional corporate and/or business unit financial measures, operational measures and activities, transactional activities, and marketing initiatives, depending on the executive involved, and in the case of Mr. McLaughlin, transition and succession planning. The target level of the corporate component to the bonus goals was set based on the Company’s financial budget established by the Board at the beginning of the year. The determination of these goals is made annually to meet the changing nature of the Company’s business.
Upon completion of the prior year’s results and prior to implementation of the current year’s proposed Key Executive Incentive Compensation Plan, the results for each participating executive employee are submitted to, and reviewed by, the Compensation Committee, which considers the CEO’s recommendations for executives other than the CEO and determines the final bonus earned by each executive based on Company and individual performance and establishes the Company and individual metrics applicable to the current next year’s Key Executive Incentive Compensation Plan. Thereafter, the Committee’s recommendations are presented to the independent members of the Board for approval of the achieved incentive payment, if any, and implement the new plans for the current year. If, during the year, there are changes to the Key Executive Incentive Compensation Plan that are proposed, such changes are presented to the Compensation Committee for its consideration. The Compensation Committee may exercise discretion in relation to their recommendation to the independent members of the Board regarding an individual’s award under the Key Executive Incentive Compensation Plan based upon its review.
An executive’s role, responsibilities, individual performance and contribution to the Company are factors considered in determining the size of any discretionary equity grant that may be recommended by the Compensation Committee to the independent members of the Board of Directors for approval as long-term incentive to the individual.
Based upon the foregoing, the compensation which an executive may realize in the course of a year can be impacted by the positive or negative performance of such individual as well as Company performance. We intend for an individual’s compensation under the Key Executive Incentive Compensation Plan to be proportionate to the Company’s and his or her performance against established goals. Similarly, equity awards that are performance based are intended to be proportionate to the Company’s performance under goals established for the Company. This review and evaluation is more subjective when applied to salary adjustments. In this case, an executive’s performance is evaluated by taking into consideration the executive’s contribution to the Company, the significance of the individual’s achievements in relation to the overall corporate goals and mission, and the executive’s effectiveness in his or her role within the Company and then weighed against the performance of other executives. Industry norms and reference to comparative company data are considered to the extent appropriate. Thus, there is no precise, objective formula which is applied in determining salary adjustments.
Elements of Compensation
Elements of Executive Compensation
The Compensation Committee believes that the annual compensation paid to executives should be commensurate with both the executive’s and the Company’s performance. For this reason, the Company’s executive compensation plan consists of base compensation (salary) and variable incentive compensation (annual cash incentive opportunity as well as performance-based and service-based equity awards).
A discussion of the individual components of the Company’s executive compensation package follows.
Base Salary
The Company provides executives and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are established considering a number of factors, including the executive’s individual performance, unique qualifications, role and responsibilities, measurable contribution to the Company’s profitability and success, and the base salary levels of similar positions with comparable companies in the industry. The Compensation Committee supports the compensation philosophy of moderation for elements such as base salary and perquisites and other executive benefits. As noted above, under “Impact of Performance on Compensation,” base salary decisions are made as part of the Company’s formal annual review process and are influenced by the performance of the Company and the individual.
The CEO’s recommendations for salary adjustments (other than his own) are reviewed and modified as deemed appropriate by the Compensation Committee and then presented to the independent members of the Board for approval.
Annual base salary increases for the executive employees for 2015 ranged from 2.0% to 5.5%. Increases due to promotions for certain executives in 2015 ranged from 15% up to 30% for our new CEO . In 2016, the annual base salary increases ranged from 0.0% to 5.5% for the executive employees.
Annual Cash Incentive Compensation
An executive’s annual performance award under the Key Executive Incentive Compensation Plan generally depends on the financial performance of the Company relative to profit, revenue or other financial targets and the executive’s individual performance. The incentive opportunity is generally set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk. All executive employees, including all of our NEOs, participate in the Company’s Key Executive Incentive Compensation Plan, if and when established, which is designed to generate additional incentive for maximizing the employee’s performance in realizing the corporate strategic and financial goals and mission.

The Compensation Committee may, but is not required to, establish a Key Executive Incentive Compensation Plan for any given year.
When implemented, an executive may earn an annual incentive award due to success as it relates to the executive’s individual goals, as long as the Company’s financial performance meets at least the threshold level (70%) of at least one of the corporate financial performance goals.
Upon completion of the year, the individual’s and the Company’s results with respect to the performance targets are then assessed and presented to the Committee along with the proposed plans for the current year. The Committee reviews the proposed payouts and suggests changes to the extent it deems such action necessary. Key Executive Incentive Compensation Plan awards are paid out following completion of the annual audit by the Company’s independent registered public accounting firm. This generally occurs in the first quarter of each year.
The annual cash incentive component of the 2015 Key Executive Incentive Compensation Plan was established such that each NEO’s potential cash award was subject to the achievement of 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income. The targets established for 2015 were of comparable difficulty compared to prior years. Had the Company not reached 70% of either of the 2015 corporate revenue or non-GAAP operating income goals, then no payout under the plan would have been earned by the executives. In the event the threshold level was attained for at least one of the corporate performance goals then the cash bonus potential of the plan was divided into a variable component (“Variable Component”), which in 2015 related to Company revenue and non-GAAP operating income, and fixed components related to personal performance goals and/or Company business unit performance goals (“Fixed Components”). Only executives associated with a particular Company business unit had a portion of their cash bonus potential allocated to the business unit performance goal aspect of the Fixed Components. Of the NEOs, Mr. Rogoff had a portion of his potential cash bonus allocated to fixed business unit performance goal components in 2015. Cash bonuses arising from the Fixed Components were awarded on an “each or nothing” basis. At Company revenue levels or non-GAAP operating income at or above the 70% thresholds, each business unit performance goal, if applicable, and personal performance goal could have been earned in full. If neither the Company revenue nor the non-GAAP operating income exceeded the 70% thresholds, then payouts from business unit goals and personal goals automatically would have been zero. Cash bonuses arising from the Variable Components were proposed to be awarded starting at the 70% threshold level and increasing linearly up to the plan target amount. If the plan target was exceeded in either or both categories then the cash payout would increase for the applicable portion of the Variable Component up to 200%. The personal performance goals in 2015 included targets related to additional corporate financial measures, operational measures and activities, transactional activities, and marketing initiatives depending on the executive involved, and in the case of Mr. McLaughlin, transition and succession planning. The business unit performance goals in 2015 included targets related to additional business unit financial measures and operational measures and activities depending on the executive involved.
In each year the Company has offered the Key Executive Incentive Compensation Plan, the corporate targets annually established have been set at levels in excess of the overall industry projections in order that the Company drive to outperform the industry. In 2014 the Company achieved 87.5% of the corporate revenue and 73.8% of the non-GAAP Operating Income goals. The Company achieved the following performance results (dollars in millions) in 2015:

Performance Measure	Threshold	Target	Actual Performance Achieved	Actual Performance Achieved Percentage
Corporate Revenue	$146.9	$209.9	$221.7	105.6%
Non-GAAP Operating Income (1)	$24.01	$34.3	$45.1	131.5%
_______________
(1)    This non-GAAP financial measure excludes the impact of amortization of intangibles, acquisition related expenses, litigation fees, restructuring expenses and share-based compensation.

The following tables reflect the 2015 Key Executive Incentive Compensation Plan performance component percentages at target and achieved for each NEO for 2015:

	Target Variable Components		Target Fixed Components
Name	Corporate Revenue	Non-GAAP Operating Income	Business Unit Revenue	Business Unit Operating Income	Personal Goals
Michael P. Plisinski (1)	35%	35%	n/a	n/a	30%
Steven R. Roth	35%	35%	n/a	n/a	30%
Richard Rogoff	15%	15%	20%	20%	30%
Robert A. Koch	35%	35%	n/a	n/a	30%
Rajiv Roy	35%	35%	n/a	n/a	30%
Paul F. McLaughlin	10%	10%	n/a	n/a	80%
_______________
(1)     Mr. Plisinski’s Key Executive Incentive Compensation program was revised due to his increased responsibilities with his promotion to CEO in November 2015.

	Achieved Variable Components		Achieved Fixed Components
Name	Corporate Revenue	Non-GAAP Operating Income	Business Unit Revenue	Business Unit Operating Income	Personal Goals	Total Achieved
Michael P. Plisinski	37.0%	46.0%	n/a	n/a	25.0%	108.0%
Steven R. Roth	37.0%	46.0%	n/a	n/a	26.0%	109.0%
Richard Rogoff	15.8%	19.7%	0%	0%	20.0%	55.5%
Robert A. Koch	37.0%	46.0%	n/a	n/a	28.0%	111.0%
Rajiv Roy	37.0%	46.0%	n/a	n/a	5.0%	88.0%
Paul F. McLaughlin	10.6%	13.2%	n/a	n/a	80.0%	103.8%
The 2016 plan has been established similar to that for 2015, such that each NEO’s potential cash award is subject to the achievement of 2016 corporate financial objectives relating to Company revenue and non-GAAP operating income. The financial goal targets established for 2016 are of comparable difficulty as compared to prior years. The cash bonus payout is contingent on meeting at least one of the 2016 corporate revenue or non-GAAP operating income goals starting at the 70% threshold, with 70% of the cash award target amount allocated to Variable Components earned at that point. Thereafter, the remaining 30% of the cash award target amount allocated to Variable Components can be earned linearly up to the 100% level of goal achievement of the greater of the two financial metrics. Should the Company exceed the 2016 corporate revenue and/or non-GAAP operating income goals, additional upside in the cash awarded under this component will be made to the executive up to a cumulative maximum of 200% of the cash award target level allocated to achievement of corporate financial goals. Should the Company not reach 70% of either the 2016 corporate revenue or non-GAAP operating income goal, then no payout under the plan will be made to executives. The personal performance goals in 2016 include individual targets which, depending upon the executive, may relate to any of senior management planning, additional corporate financial measures, operational measures and activities, transactional activities, or marketing initiatives. The business unit performance goals in 2016 include targets related to additional business unit financial measures.
Equity Compensation Plan
The Compensation Committee currently administers the Company’s 2009 Stock Plan, which was approved by stockholder vote on May 19, 2009. Employees and members of management, including the Company’s NEOs, generally receive annual grants of incentive RSUs and other equity awards (collectively, “Grants”) at or about the time of their performance reviews each year from a pool of shares established under the 2009 Stock Plan. The Company’s long-term incentive compensation program seeks to align the executives’ interests with the Company’s stockholders by rewarding successes in stockholder returns. Additionally, the Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a portion of compensation.

Over the past several years, the Committee has annually awarded executives with grants of performance-based and service-based RSUs.
The purpose of the Grant program is to provide incentive to executives and other key employees of the Company to work to maximize long-term return to the Company’s stockholders. The number of Grants awarded to each executive officer is initially determined on a discretionary rather than formula basis by the Compensation Committee.
In awarding Grants to the executive officers, the CEO (except in connection with his own Grants) and the Committee consider a number of subjective factors, including the executive’s position and responsibilities at the Company, the executive’s individual performance, the number of Grants held (if any) and other factors that they may deem relevant.
In 2015, the Committee recommended and the independent members of the Board approved grants of RSUs, with the number of RSUs allocated to each named executive officer determined in the manner discussed above. Fifty percent (50%) of each NEO’s equity award was subject to the achievement of the 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income with the same financial targets as described above for the annual cash incentive component of the 2015 Key Executive Incentive Plan. The remaining 50% of the RSU grant generally was subject solely to service-based vesting in 20% increments over five years from the grant date, with the exception of our former CEO, whose remaining 50% RSU grant was also subject to performance-based vesting conditions, including conditions based on transition and succession planning, which vested in full upon his retirement effective December 30, 2015. For the performance-based RSU grant, performance vesting was contingent on meeting either of the 2015 corporate revenue or non-GAAP operating income target goals, starting at the 70% threshold and increasing linearly to the 100% level of the goal at target. If the Company exceeded the 2015 corporate revenue and/or non-GAAP operating income goals, the additional upside in the number of RSUs awarded under this component could be earned by the executive up to a cumulative maximum of 120% of the award target level. For 2015 the Company exceeded the corporate revenue performance goal threshold, achieving 105.6% of target, and exceeded the non-GAAP operating income performance goal threshold, achieving 131.5%. As a result, each NEO received RSUs in an amount equal to 120% of their respective award target levels. All earned performance-based RSUs for the executives were then subject to service-vesting in equal 20% annual increments beginning in February 2016, with the exception of Mr. McLaughlin’s 2015 performance-based RSU grant, which vested in full on the date in 2016 on which corporate financial performance was achieved and was not subject to further service-based vesting.
In 2016, the Committee awarded RSUs to our NEOs with the number of RSUs allocated to each NEO determined in a similar manner to the RSU awards discussed above. Fifty percent (50%) of each NEO’s equity award is subject to the achievement of the 2016 corporate financial objectives relating to Company revenue and non-GAAP operating income. The remaining 50% of the RSU grant is subject solely to service-based vesting. For this performance-based component of the RSU grant, performance vesting is contingent on meeting either the 2016 corporate revenue or non-GAAP operating income goals, starting at the 70% threshold, with 70% of the award target amount earned at that achievement. Thereafter, the remaining 30% of award target amount can be earned linearly up to the 100% level of the goal at target achievement. Should the Company exceed the 2016 corporate revenue and/or non-GAAP operating income target goals, additional upside in the number of RSUs awarded can be earned by the executive up to a cumulative maximum of 120% of the award target level. All RSUs earned service-vest in equal 20% annual increments beginning in March 2017.
In November 2015, Mr. Plisinski was promoted to CEO and Mr. McLaughlin announced that he would retire from employment with the Company effective December 30, 2015. As a result, the Board awarded Mr. Plisinski a one time grant of 100,000 RSUs that will 100% cliff vest three years from the grant date.
In 2015, as noted above, for Mr. McLaughlin, fifty percent (50%) of his 2015 equity award was subject to the achievement of the 2015 corporate financial objectives relating to Company revenue and non-GAAP operating income (“Performance A RSUs”). For his Performance A RSUs, performance vesting was contingent on meeting either of the 2015 corporate revenue or non-GAAP operating income goals starting at the 70% threshold, with 70% of the award target amount earned at that achievement. Thereafter, the remaining 30% of award target amount could have been earned linearly up to the 100% level of the goal at target. Should the Company have exceeded the 2015 corporate revenue and/or non-GAAP operating income target goals, additional upside in the number of RSUs awarded under the Performance A RSUs would be earned up to a cumulative maximum of 120% of the award target level. Shares earned under this Performance A RSU vested in full on the date performance achievement was determined. The remaining

50% of the RSU grant was also tied to achieving performance goals (“Performance B RSUs”). Twenty percent (20%) of the Performance B RSUs was subject to the achievement of the 2015 corporate financial objective relating to Company revenue or non-GAAP operating income. For whichever objective achievement was higher, the target shares allocated to this portion of the Performance B RSU award was earned linearly from 0% up to 100% of such target goal and if the target goal was exceeded in either or both of the revenue or non-GAAP operating income categories, then the target shares allocated to this portion of the Performance B RSU would increase linearly up to an additional 20% of the allocated target shares. The remaining 80% of this Performance B RSU award was to be determined linearly (up to 100%) by achievement against personal goals established for Mr. McLaughlin related to transition and succession planning. Upon retirement this Performance B RSU vested at target level. The 2015 RSU awards for Mr. McLaughlin did not include any continued service-based vesting.
On February 8, 2013, the Compensation Committee approved a fourth amendment (“2013 Amendment”) to the Management Agreement for Mr. McLaughlin. The 2013 Amendment included a one-time RSU award (the “2013 Incentive RSU”) as an incentive to enter into the 2013 Amendment. The 2013 Incentive RSU was separate from other annual or other equity awards granted to Mr. McLaughlin and was earned based on cumulative achievement against Board-approved non-GAAP EPS goals (the “2013 Amendment Annual non-GAAP EPS Goals”) for the Company for the years 2013, 2014 and 2015. Under the award, if the Company did not meet the total cumulative 2013 Amendment Annual non-GAAP EPS Goals, Mr. McLaughlin would have received the percent of the 2013 Incentive RSUs which equaled the percentage of the cumulative 2013 Amendment Annual non-GAAP EPS Goals that was actually achieved. In the event that the Company exceeded the cumulative 2013 Amendment Annual non-GAAP EPS Goals, the 2013 Incentive RSU earn-out would have been increased on a linear basis up to a maximum of 120% of the total 2013 Incentive RSU granted. Pursuant to the terms of Mr. McLaughlin’s management agreement, he had the right to retire after December 31, 2014, in which event the 2013 Incentive RSU vested at target to the extent such event would occur prior to the end of the performance period and such award was then outstanding and unvested.  Mr. McLaughlin retired from the Company effective December 30, 2015 and the 2013 Incentive RSU vested at target level.
Personal Benefits and Perquisites
All employees of the Company, including its executives, receive a benefit package (“Benefit Package”) which includes the following components: health and dental insurance, elective vision care program, life insurance and accidental death and dismemberment coverage, 401(k) savings plan, short and long term disability insurance with supplemental income continuation, health care and dependent care flexible spending account programs, employee assistance program (EAP), tuition reimbursement plan, employee stock purchase plan, employee referral bonus program, and length of service awards. The Committee believes that these benefits are consistent with industry practice and are important in recruiting and retaining qualified employees. In addition to the Benefit Package, executive employees receive the following: a monthly car allowance, Company-paid tax preparation services, and Company-paid membership in one airline executive club. The foregoing perquisites were determined based on a review of comparable company offerings performed by the Company and the Committee’s compensation consultant and are evaluated annually as part of the compensation review. The Committee believes that these benefits are reasonable and consistent with the Company’s overall compensation program and better enable the Company to attract and retain superior employees for key positions.
Employee Stock Purchase Plan
The Company has maintained an Employee Stock Purchase Plan since 1999. The Company’s 2009 Employee Stock Purchase Plan was approved by stockholders in 2009. The Compensation Committee currently administers the Company’s 2009 Employee Stock Purchase Plan. Under the terms of our current and prior Employee Stock Purchase Plans, eligible employees may elect to have up to 15% of eligible compensation deducted from their base salary and applied to the purchase of shares of Company Common Stock. The price the employee pays for each share of stock is 95% of the fair market value of the Company Common Stock at the end of the applicable six month purchase period. The Employee Stock Purchase Plan qualifies as a non-compensatory plan under Code Section 423.
The Company does not offer a deferred compensation plan.

Employment and Change-in-Control Agreements
Overview. While the Company utilizes employment agreements on a limited basis, we currently maintain employment agreements or arrangements with each of our NEOs. In 2000, the Company entered into management agreements with Messrs. McLaughlin and Roth, each effective as of July 24, 2000. These individuals previously had employment agreements with the Company when it was a private entity and, at the time of the Company’s initial public offering, each executive’s respective agreement was redrafted to reflect terms that we believed were appropriate for such officer’s service in his respective capacities with a publicly held corporation. Upon the appointment of Mr. Plisinski to the position of CEO, a new employment agreement was entered into with the Company. This agreement superseded the executive employment agreement that Mr. Plisinski had entered into with August Technology Corporation and which was assumed by the Company upon its merger with August Technology in 2006.
Mr. McLaughlin’s management agreement provided for an initial term of two years with automatic renewals for additional two-year terms and Mr. Roth’s agreement provides for a term of one year with automatic renewals for additional one-year terms, unless the Company or the applicable executive delivers a notice of non-renewal to the other party. With the 2013 Amendment, the expiration date of Mr. McLaughlin’s management agreement was set as December 31, 2015. Mr. Plisinski’s employment agreement provides for a term of two years with automatic renewals for additional two-year terms. Mr. McLaughlin’s agreement prohibits him from competing with the Company in any way or soliciting its employees during the term of his employment and for two years after termination of his employment (i.e. until December 30, 2017). Mr. Roth’s agreement prohibits him from competing with the Company in any way or soliciting its employees during his term of employment and for one year after termination of his employment. Mr. Plisinski’s agreement prohibits him from competing with the Company in any way or soliciting its employees during his term of employment and for two years after termination of his employment.
Pursuant to these arrangements, Mr. Plisinski and Mr. Roth and certain other executives may be entitled to payments upon termination of employment following a change-in-control event. The Committee believes that providing severance in a change-in-control situation is beneficial to stockholders so that executives may remain objectively neutral when evaluating a transaction that may be beneficial to stockholders yet could negatively impact the continued employment of the executive. As a result, in August 2009, the Compensation Committee further authorized the Company to enter into a Change-in-Control Agreement with Messrs. Koch and Roy and other Company executives and authorized amendments to the management agreements of Messrs. McLaughlin and Roth to include comparable change-in-control terms. In February 2014, the Company entered into a Change-in-Control Agreement with Mr. Rogoff with comparable change-in-control terms. Further, Mr. Plisinski’s employment agreement also contains change-in-control terms.
See “Potential Payments Upon Termination of Employment or Change-in-Control” below for a description of these arrangements and potential payments that the NEOs would have been entitled to receive upon applicable hypothetical termination scenarios as of December 31, 2015.
Other Elements of Post-Termination Compensation. The Company does not have a practice of providing retirement benefits, including any supplemental executive retirement plans (SERP), to its executives, other than through its 401(k) plan. The Company retains the discretion to utilize the offer of severance and/or change-in-control protection as an incentive in its hiring and retention of executives.
Non-Solicitation and Non-Competition Policy. The Company maintains a policy of entering into an agreement with each of its new executives, which contains both non-solicitation and non-competition provisions. The non-solicitation provisions apply for one year after termination of the individual’s employment while the non-competition provisions are in effect during the individual’s employment and generally for one year thereafter. Each of the Company’s executives has entered into these covenants with the Company, except Mr. McLaughlin and Mr. Plisinski, whose non-solicitation and non-competition provisions are in place during, and extend for two years after the end of, their respective employments with the Company. In each case, these covenants have been implemented to protect the confidential information, goodwill and other assets of the Company. For those individuals with employment agreements, should a breach of the non-solicitation or non-competition terms of their agreements occur, this could give rise to the Company declaring a breach under the agreement and terminating all severance payments thereunder.
General Termination Benefits. Upon termination of an executive’s employment with the Company, the individual is entitled to receive his or her base salary earned through the termination date, along with a payout for all accrued but unused vacation time earned though such date. Thereafter, further cash compensation to the executives is discontinued, except to the extent that severance or change-in-control payments are required to be made in accordance with individual or Company severance protection arrangements. Certain executives with the Company who have entered into employment agreements are entitled to elect to continue group health or other group benefits as allowed by COBRA with continued Company co-payments for agreed post-termination periods. The Company retains the right to offer severance and/or payment of COBRA benefits to any individual who is terminated from the Company at its discretion.
Stock Ownership/Retention Guidelines
The Company has established guidelines related to stock ownership and retention for its executives and its outside directors to further align the interest of the executives and non-employee directors with the interests of stockholders, have a stake in the long-term financial future of the Company and to further promote the Company’s commitment to sound corporate governance while allowing them to prudently manage their personal financial affairs.
At the January 2014 Board meeting, revisions to the stock ownership policy were approved by the Board to increase the stock ownership and retention levels to the following:

•
Each non-employee director is required to own shares of Company Common Stock, by November 2018, valued at a minimum of two times the amount of the director’s total cash compensation which includes the annual cash retainer as well as any additional fee paid to those individuals who are Committee Chairs or who may serve as Lead Director. For a new Director the stock holding requirement is to be attained within three years of his or her election to the Board.

•
The CEO is required to own shares of Company Common Stock, by November 2018, valued at a minimum of two times the amount of the CEO’s base annual salary. For a new CEO, the stock holding requirement is to be attained within three years of his or her date of hire or promotion.

•
The Company’s CFO, COO, each Business Group General Manager, Vice President of Worldwide Sales and General Counsel are required to own shares of Company Common Stock, by November 2018, valued at a minimum of one times the amount of such executive’s base annual salary.  For a new qualifying executive the stock holding requirement is to be attained within three years of his or her date of hire or promotion.

•
Executives of Rudolph Technologies at the Vice Presidential level, who directly report to the CEO, Business Unit General Managers, or a Vice President of Sales, Marketing or Customer Service were required to own at least 2,500 shares of Company Common Stock within one year of his or her date of hire.  Effective December 31, 2014, a revision to the foregoing thresholds took effect such that the minimum retention level for applicable executives reporting directly to the CEO is 5,000 shares of Company Common Stock.

•
Executives of Rudolph Technologies who are at the Vice President level but are not listed above were required to own at least 1,250 shares of Company Common Stock within one year of his or her date of hire.  Effective December 31, 2014, a revision to the foregoing thresholds took effect such that the minimum retention level for applicable executives not reporting directly to the CEO is 2,500 shares of Company Common Stock.

In assessing compliance with the foregoing guidelines, the Company takes into consideration only the ownership of Common Stock in the Company. To that end, unearned RSUs and vested or unvested stock options do not qualify as shares for purposes of compliance with the Company’s stock ownership and retention guidelines.
Compliance with the Company’s stock ownership and retention guidelines is reviewed annually by the Nominating and Governance Committee. At their last review on January 28, 2016, the Nominating and Governance Committee reviewed the compliance of the Company’s executives and directors with the terms of these policies. It was determined that all executives and directors who were with the Company and acting in their executive/director capacities for periods in excess of one year were in compliance with the ownership requirements or would be upon realizing the first quarter of 2016 vesting of shares under previously received RSU grants. Should any individual in the future not own the minimum number of required shares after notice by the Nominating and Governance Committee, additional action, including possible removal from the executive role or a determination to not nominate the director for election, would be considered by the Board.

The Nominating and Governance Committee has scheduled its review of the Company’s stock ownership and retention guidelines for its January 2017 meeting and at this annual review will evaluate the appropriateness of the foregoing stock ownership levels for 2017 based in part on the trailing three-year weighted average of the Company’s stock price at the time of the evaluation, as well as other considerations such as market conditions and comparable practices within the industry.
Prohibition on Hedging and Pledging of Company Stock
In order to ensure that our executives, including our NEOs, bear the full risk of the Company’s stock ownership, our insider trading policy prohibits hedging transactions related to our Common Stock. Additionally, under the Company’s anti-pledging policy, non-employee directors and executive officers are prohibited from making any new pledges of Company securities as collateral for a loan, or otherwise making a new transfer of Company securities to a margin account, provided that non-employee directors may pledge their securities when obligated to do so to realize the consummation of potential M&A transactions with which the Company may be involved from time to time.
Adjustments or Recovery of Prior Compensation
The Company adopted a policy which provides for the recovery or adjustment of amounts previously awarded or paid to a NEO in the event that financial results or other performance measures on which an award or payment were determined are to be restated or adjusted. In addition, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Sarbanes-Oxley Act of 2002 requires the CEO and CFO to disgorge (i) any bonus or other incentive-based or equity-based compensation received from the Company during the 12-month period following the first public issuance of the non-compliant financial reporting document; and (ii) any profits realized from the sale of Company stock during that 12-month period. In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. The SEC has not yet finalized its rules related to these clawback policies. Once the final rules are in place, the Company will adjust its policy, as necessary, to comply with SEC regulations.
Compensation Program Risk Assessment
In 2013, the Committee engaged the compensation consultant to conduct a comprehensive review of our executive compensation program and practices to assess whether possible compensation design features may have the potential to incentivize the NEOs to take risks that are reasonably likely to have a material adverse effect on the Company. The compensation risk assessment covered potential risks and risk mitigating features in each of the following areas: compensation philosophy and pay mix; performance measures used in incentive plans; goal setting and payout leverage; calculation and verification of performance outcomes for incentive payments; and other features. Based on this compensation risk assessment, the Committee believes that our current executive compensation policies, practices and programs did not create risks that are reasonable likely to have a material adverse effect on the Company.
IRS Limits on Deductibility of Compensation
An income tax deduction under Code Section 162(m) will generally be available for annual compensation in excess of $1 million paid to certain executive officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee considers deductibility issues when approving executive compensation elements, the Committee believes that the other compensation objectives, such as attracting, retaining and providing appropriate incentives to executives, are important and can supersede the goal of maintaining deductibility. Consequently, the Compensation Committee generally makes compensation decisions without regard to deductibility as the Committee believes it has appropriately structured its compensation programs to provide incentives to our executives to increase Company return and stockholder value.

Conclusion
In reviewing its compensation programs, the Company has concluded that each element of compensation as well as the total compensation opportunities for its NEOs and its other executive officers are reasonable, appropriate and in the interests of the Company and its stockholders. The Company believes that this compensation program appropriately satisfies the Company’s goals of establishing a compensation package that attracts and retains a strong motivated leadership team, aligns the financial incentives of the executives with the interests of the stockholders, and rewards the achievement of specific annual, long-term and strategic goals of the Company. The Committee believes that the compensation program established by the Company has enabled it to recruit and secure a talented and motivated leadership team by which the Company drives toward the ultimate objective of improving stockholder value.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
We, the Compensation Committee* of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this proxy statement with the management of the Company. Based on such review and discussions, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement.
THE COMPENSATION COMMITTEE

Daniel H. Berry (Chairman)
Jeffrey Aukerman
David B. Miller

_______________
*     Jeffrey Aukerman was appointed to the Compensation Committee in July 2015. David B Miller was appointed to the Board of Directors and the Compensation Committee in July 2015. Leo Berlinghieri’s term on the Compensation Committee ended in July 2015. Aubrey C. Tobey retired from the Board of Directors and from the Compensation Committee following the 2015 Annual Meeting.

Summary Compensation Table
The table below sets forth information for the years ended December 31, 2015, 2014 and 2013 concerning the compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers and one former executive officer whose employment with the Company ceased during 2015 (together, the “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Michael P. Plisinski	2015	$356,000	$1,845,000	—	$282,815	$7,839	$2,491,654
Chief Executive Officer	2014	$298,492	$164,850	—	$125,827	$9,999	$599,168
	2013	$279,578	$139,375	—	$29,335	$7,118	$455,406
Steven R. Roth	2015	$322,046	$153,750	—	$211,299	$8,814	$695,909
Senior Vice President, Finance and	2014	$312,666	$131,880	—	$150,378	$8,584	$603,508
Administration and Chief Financial Officer	2013	$303,217	$94,775	—	$46,791	$8,737	$453,520
Richard Rogoff	2015	$272,033	$123,000	—	$68,249	$8,814	$472,096
Vice President and General Manager, Lithography Systems Group	2014	$265,000	$131,880	—	$43,216	$8,994	$449,090
Robert A. Koch	2015	$264,334	$102,500	—	$88,308	$8,814	$463,956
Vice President and General Counsel	2014	$256,635	$109,900	—	$66,350	$8,743	$441,628
Rajiv Roy	2015	$236,056	$102,500	—	$83,275	$6,952	$428,783
Vice President, Strategic Product Initiatives
Paul F. McLaughlin (3)	2015	$694,113	$1,537,500	—	$722,292	$22,864	$2,976,769
Former Chairman and Chief Executive Officer	2014	$673,896	$1,648,500	—	$513,141	$26,314	$2,861,851
	2013	$661,193	$3,521,000	—	$276,348	$26,314	$4,484,855
_______________

(1)
Amounts reflect the grant date fair value for each share-based compensation award granted to the executive officer during the covered year, calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of awards are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on February 19, 2016. For 2015, the amount reported for each NEO includes the grant date fair value attributable to the 2015 award of performance-based RSUs pursuant to the 2015 performance-based RSU program, assuming that the performance conditions were satisfied at target at the time of grant. Each NEO earned an award based on achievement of 120% of the target level of performance conditions, which was the maximum level. The actual amounts earned, based on the original grant date fair value of $10.25 per share, for the time-based and performance-based RSUs were as follows: Mr. Plisinski, $1,886,000; Mr. Roth, $169,125; Mr. Rogoff, $135,300; Mr. Koch, $112,750; Mr. Roy, $112,750; and Mr. McLaughlin, $1,691,250. For 2013, the amount reported for Mr. McLaughlin includes the grant date fair value attributable to his 2013 Incentive RSUs granted pursuant to the 2013 Amendment to his Management Agreement. The actual value of that award, which vested at target level upon retirement, totaled $2,050,000 and was determined in 2015.

(2)	Represents annual cash performance bonus awards under the Key Executive Incentive Compensation plan earned for 2015, 2014 and 2013, respectively.
(3)	Mr. McLaughlin retired from employment with the Company effective December 30, 2015.
(4)	The table below details the components of this column.

Name	Year	Matching Contribution to 401(k)	Insurance (a)	Perquisites		Severance Compensation	Total “All Other Compensation”
Michael P. Plisinski	2015	$6,975	$864	—*		—	$7,839
Steven R. Roth	2015	$7,950	$864	—*		—	$8,814
Richard Rogoff	2015	$7,950	$864	—*		—	$8,814
Robert A. Koch	2015	$7,950	$864	—*		—	$8,814
Rajiv Roy	2015	$6,088	$864	—*		—	$6,952
Paul F. McLaughlin	2015	$7,950	$864	$14,050	(b)	—	$22,864
_______________

*	Less than $10,000 of perquisites in the aggregate, and therefore, zero perquisites disclosed in accordance with SEC rules.
(a)
Insurance is defined as the premium associated with coverage under the group term life insurance and accidental death and dismemberment insurance plans provided by the Company to its employees. Coverage is equal to the lesser of two times salary or $450,000.

(b)
Perquisites for Mr. McLaughlin include automobile allowance ($6,000), tax return preparation fees ($7,500), and reimbursement of executive airline club membership ($550) for the year ended December 31, 2015.

Grants of Plan-Based Awards in 2015
The following table sets forth information with respect to non-equity and equity incentive plan awards granted in 2015 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maxi-mum
Michael P. Plisinski	1/28/2015	$64,166	$261,902	$445,234
	1/28/2015				14,000	20,000	24,000		$205,000
	1/28/2015							20,000	$205,000
	11/9/2015							100,000	$1,435,000
Steven R. Roth	1/28/2015	$47,500	$193,879	$329,595
	1/28/2015				5,250	7,500	9,000		$76,875
	1/28/2015							7,500	$76,875
Richard Rogoff	1/28/2015	$30,093	$122,828	$208,807
	1/28/2015				4,200	6,000	7,200		$61,500
	1/28/2015							6,000	$61,500
Robert A. Koch	1/28/2015	$19,494	$79,568	$135,265
	1/28/2015				3,500	5,000	6,000		$51,250
	1/28/2015							5,000	$51,250
Rajiv Roy	1/28/2015	$23,188	$94,647	$160,900
	1/28/2015				3,500	5,000	6,000		$51,250
	1/28/2015							5,000	$51,250
Paul F. McLaughlin	1/28/2015	$170,631	$696,453	$1,183,970
	1/28/2015				52,500	75,000	90,000		$768,750
(3)	1/28/2015				—	75,000	78,000		$768,750
_______________

(1)
The amounts reported in these columns represent the annual cash incentive opportunities under the Company’s Key Executive Bonus Plan for each of our Named Executive Officers for the 2015 performance period. The metrics against which performance was measured under this plan, as well as other details regarding the plan, are discussed above in the Compensation Discussion and Analysis under “Annual Cash Incentive Compensation”. The amounts actually earned by our Named Executive Officers under the plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
The amounts reported in these columns, other than as described in footnote (3), represent the award opportunities under the Company’s 2015 performance-based RSU program. The metrics against which performance was measured under this program, as well as other details regarding the plan, are discussed above in the Compensation Discussion and Analysis under the heading “Equity Compensation Plan.” This award was granted under the Company’s 2009 Stock Plan. 20% of the RSUs earned under this award vested on February 19, 2016 and the remaining RSUs will vest in 20% increments on each of the subsequent four anniversaries of the respective grant dates with the exception of Mr. McLaughlin’s Performance A RSU award, which award was earned and vested in full on the date in 2016 when performance achievement was determined.

(3)
The amounts reported in this row represent the remaining 50% of Mr. McLaughlin’s 2015 equity grant (Performance B RSU), 20% of which was subject to corporate financial performance goals and 80% of which was subject to personal goals, as discussed above in the CD&A under “Equity Compensation Plan.”

(4)
The amounts reported in these columns represent the awards of RSUs which are subject to service-based vesting conditions, as discussed above in the Compensation Discussion and Analysis under the heading “Equity Compensation Plan.” This award was granted under the Company’s 2009 Stock Plan. These RSUs vest in 20% increments on each of the first five anniversaries of the grant date.

Outstanding Equity Awards at 2015 Year-End
The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2015.

		Option Awards (2)				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael P. Plisinski(6)	1/25/2006	11,914	—	$14.81	1/25/2016
	1/26/2011					2,786	$39,617
	1/25/2012					6,600	$93,852
	2/22/2013					6,653	$94,606
	1/31/2014					11,250	$159,975
	10/1/2014					5,625	$79,988
	1/28/2015					20,000	$284,400	20,000	$284,400
	11/9/2015					100,000	$1,422,000
Steven R. Roth	8/20/2009	56,000	—	$6.80	8/19/2019
	1/26/2011					2,786	$39,617
	1/25/2012					6,600	$93,852
	2/22/2013					4,524	$64,331
	1/31/2014					9,000	$127,980
	1/28/2015					7,500	$106,650	$7,500	$106,650
Richard Rogoff	10/14/2013					3,000	$42,660
	1/31/2014					9,000	$127,980
	1/28/2015					6,000	$85,320	6,000	$85,320
Robert A. Koch	8/20/2009	18,000	—	$6.80	8/19/2019
	1/26/2011					870	$12,371
	1/25/2012					1,760	$25,027
	2/22/2013					2,661	$37,839
	1/31/2014					7,500	$106,650
	1/28/2015					5,000	$71,100	5,000	$71,100
Rajiv Roy (7)	1/4/2006	762	—	$14.46	1/4/2016
	1/25/2006	9,314	—	$14.81	1/25/2016
	8/20/2009	6,400	—	$6.80	8/19/2019
	1/26/2011					1,044	$14,846
	1/25/2012					5,280	$75,082
	2/22/2013					3,726	$52,984
	1/31/2014					7,500	$106,650
	1/28/2015					5,000	$71,100	5,000	$71,100
Paul F. McLaughlin	8/20/2009	172,000	—	$6.80	8/19/2019
	1/28/2015							75,000	$1,066,500

_______________

(1)	For better understanding of this table, we have included an additional column showing the grant date of stock options and restricted stock units.
(2)	Stock options became exercisable 1/5 per year on the anniversary of the grant date.
(3)
Amount includes (i) service-based restricted stock unit awards and (ii) performance-based restricted stock unit awards which have been earned and remain subject to service-based vesting requirements. Restricted stock units vest in accordance with the schedule below:

Grant Date	Grant Type	Vesting
1/26/2011	Service-based RSU	1/5 per year on the anniversary of the grant date
1/26/2011	Performance-based RSU	1/5 on March 1, 2012 and 1/5 per year on the anniversary of the grant date
1/25/2012	Service-based RSU	1/5 per year on the anniversary of the grant date
1/25/2012	Performance-based RSU	1/5 on March 1, 2013 and 1/5 per year on the anniversary of the grant date
2/22/2013	Service-based RSU	1/5 per year on the anniversary of the grant date
2/22/2013	Performance-based RSU	1/5 on March 1, 2014 and 1/5 per year on the anniversary of the grant date
1/31/2014	Service-based RSU	1/5 per year on the anniversary of the grant date
1/31/2014	Performance-based RSU	1/5 on February 20, 2015 and 1/5 per year on the anniversary of the grant date
10/1/2014	Service-based & Performance-based RSU	1/5 per year on the anniversary of the grant date
1/28/2015	Service-based RSU	1/5 per year on the anniversary of the grant date
1/28/2015	Performance-based RSU	1/5 on February 19, 2016 and 1/5 per year on the anniversary of the grant date
11/9/2015	Service-based RSU	100% on third anniversary of the grant date

(4)	Based on the Company’s common stock closing price of $14.22 per share on December 31, 2015.
(5)
Performance-based restricted stock units are reported in this table at target and, if earned, vest in 20% increments on February 19, 2016 and on the four anniversaries of the grant date thereafter, with the exception of Mr. McLaughlin’s January 28, 2015 grant vesting on the date in 2016 upon which financial performance achievement was determined.

(6)	Mr. Plisinski’s outstanding stock options were assumed in connection with the merger of the Company with August Technology on February 15, 2006.
(7)	Mr. Roy’s outstanding stock options were assumed in connection with the merger of the Company with August Technology on February 15, 2006, with the exception of the August 20, 2009 grant.

Option Exercises and Stock Vested in 2015
The following table sets forth information with respect to the exercise of stock options and vesting of restricted stock units by the Named Executive Officers during the year ended December 31, 2015:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)(1)
Michael P. Plisinski	—	$—	15,959	$174,174
Steven R. Roth	—	$—	13,444	$143,799
Richard Rogoff	—	$—	3,250	$37,681
Robert A. Koch	—	$—	5,712	$62,201
Rajiv Roy	—	$—	8,569	$92,621
Paul F. McLaughlin	—	$—	396,005	$5,398,862
______ _________

(1)	Value realized represents fair market value of the shares at time of vesting.
Pension and Nonqualified Deferred Compensation
The Company does not have a defined benefit pension program nor does it offer non-qualified deferred compensation.

Potential Payments Upon Termination of Employment or Change-in-Control
This section (including the following tables) summarizes each NEO’s estimated payments and other benefits that would be received by the NEO or his estate if his employment had terminated on December 31, 2015, under the hypothetical circumstances set forth below, with the exception of Mr. McLaughlin whose employment with the Company terminated upon his retirement on December 30, 2015. The payments and benefits to which Mr. McLaughlin became entitled in connection with his retirement from employment are described below under the heading “Mr. McLaughlin”.
Each of our NEOs would be entitled to certain termination payments upon his death or Disability, his involuntary termination without Cause, or his voluntary termination with Good Reason as described below. Although the definitions of each of these terms is specific to the NEO’s employment agreement or change-in-control agreement with the Company, the terms generally have the following meanings:
“Disability” generally means that the executive, due to physical or mental impairment, is unable to perform his duties to the Company for a specified period of time.
“Cause” generally means that the executive engaged in a crime or other serious act involving moral turpitude; materially breached an agreement between him and the Company; or otherwise materially breached his obligations to the Company.
A voluntary termination for “Good Reason” generally means, depending on the particular executive’s agreement, that the executive’s duties, responsibilities or status with the Company or its successor are materially reduced; his primary place of work is moved to a location outside a predetermined radius; in particular cases, certain reduction in compensation; or the Company materially breaches the terms of his agreement with the Company or any successor fails to assume the executive’s change of control agreement.

Mr. Plisinski
Mr. Plisinski’s employment agreements provide for the following:

•
In the event of any termination of Mr. Plisinski’s employment, the executive shall be entitled to payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation through the termination date.

•	In the event Mr. Plisinski’s employment is terminated due to his death, the executive’s estate shall be entitled to:

»	Payment of the executive’s then-current base salary as if his employment had continued for three months following executive’s death;
»
Continued co-payment for a period of 6 months following executive’s death of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive;

»
Payment of executive’s annual incentive case bonus based on actual performance achievement, prorated for the time employed preceding the executive’s death, to be paid out with the Company’s annual incentive plan payouts; and

»
Immediate vesting of stock options and SARs, and immediate vesting of RSU awards granted after his appointment as CEO which by their terms would vest within 12 months after death and, if a performance award, based on actual performance achievement for such performance period completed within 12 months after death.

•	In the event Mr. Plisinski’s employment is terminated due to his Disability, the executive shall be entitled to:

»	Payment of the executive’s then-current base salary through the end of the month of such termination;
»
Continued co-payment for a maximum period of 6 months following executive’s death of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected by the executive;

»
Payment of executive’s annual incentive case bonus based on actual performance achievement, prorated for the time employed preceding the executive’s termination, to be paid out with the Company’s annual incentive plan payouts; and

»
Immediate vesting of stock options and SARs, and immediate vesting of RSU awards granted after his appointment as CEO which by their terms would vest within 12 months after termination for disability and, if a performance award, based on actual performance achievement for such performance period completed within 12 months after termination.

•	In the event Mr. Plisinski’s employment is terminated by the Company without Cause, the executive shall be entitled to:

»	Payment of two times the executive’s then-current base salary for a period of 24 months; and
»	Continued co-payment for a period of up to18 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected by the executive.
»
Vesting of any equity incentive awards outstanding as of the termination date which, by their terms represent (1) either unvested shares which were earned based on a completed performance period under a performance-based award granted on or after the employment agreement effective date and which as of the termination date are then subject to time-based vesting only, or shares under such an equity incentive award granted on or after the employment agreement effective date which will be earned under a performance-based award based on actual achievement under a performance period which has been completed on or prior to the termination date but as to which performance period the actual number of shares earned against the award performance goals has not yet been determined by the Company and (2) would have become vested based solely on the passage of time within the twelve (12) month period immediately following the termination date had Mr. Plisinski continued in employment with the Company.

•
If, within 18 months following the occurrence of a Change in Control[1], Mr. Plisinski’s employment is terminated for any reason other than for Cause or Mr. Plisinski terminates his employment for Good Reason, the executive shall be entitled to:

»
Payment of: (1) one and a half times the executive’s then-current base salary for a period of 18 months, if such termination occurs within one year of the effective date of the executive’s employment agreement, or (2) two times the sum of executive’s then-current base salary and target annual cash bonus for a period of 24 months, if such termination occurs more than one year of the employment agreement effective date; and

»
Continued co-payment by Company for a period of up to 18 months of amounts due under COBRA for continuation of Company’s group health and other group benefits, if so elected to continue by the executive.

»	Immediate vesting of all unvested stock options, SARs and all unvested and outstanding performance-based (at target) and service-based RSUs and other equity awards.

•
To the extent that change of control termination payments made to Mr. Plisinski under his agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Plisinski would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•
In order to receive these termination or change of control termination payments, Mr. Plisinsksi would be required to sign a general release of all known and unknown claims that he may have against the
Company.

•
As part of his employment agreement, Mr. Plisinski is subject to non-solicitation and non-competition restrictions. During the term of the agreement and for a period of two years following his resignation or termination for any reason, Mr. Plisinski may not:

»
Directly or indirectly engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder or other equity holder (excluding holdings of less than 2% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in competitive business, as defined within the employment agreement, with the Company;

»
Induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee of the Company, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company;

»	Hire any person who was an employee of the Company at any time during the one (1) year period prior to the termination of executive's employment; or
»
Induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, licensee or business relation and the Company.

_______________
1 For Mr. Plisinski, a “Change of Control” would generally be considered to have occurred if: (i) a merger or consolidation of the Company or an acquisition by the Company involving the issuance of its securities as consideration for the acquired business results in the stockholders of the Company following such transactions having less than 50 percent of combined voting power of the surviving entity; (ii) any person or persons becomes the beneficial owner of 30 percent or more of our outstanding shares; (iii) all or substantially all assets of the Company are disposed of pursuant to a plan of liquidation of the Company; (iv) all or substantially all of our assets are sold; or(v) during any 12 month consecutive period the individuals who presently make up our Board or who become members of our Board with the approval of at least a majority of our existing Board cease to constitute at least a majority of the Board; provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

Mr. Roth
Mr. Roth’s employment agreement provides for the following:

•	In the event Mr. Roth’s employment is terminated as a result of his death or Disability, Mr. Roth or his estate shall be entitled to:

»	Payment of all base salary due and owing through the termination date and amount equal to all earned but unused vacation through the termination date;
»	Payment of an amount equal to Mr. Roth’s bonus as was paid or payable for the most recent completed bonus period; and
»	Accelerated vesting of all outstanding and unvested stock options, performance-based and service-based RSUs or other equity awards.

•	In the event Mr. Roth’s employment is terminated without Cause or Mr. Roth terminates his employment for Good Reason, Mr. Roth shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation through the termination date;
»	Payment for over a period of one year of one times Mr. Roth’s:

*	Then-current base salary; and
*	Bonus as was paid or payable for the most recent completed bonus period;

»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance based and service-based RSUs and other equity awards.

•
If, within one year following the occurrence of a Change of Control[2], Mr. Roth’s employment is terminated for any reason other than for Cause or Mr. Roth terminates his employment for Good Reason, Mr. Roth shall be entitled to:

»	Payment of all base salary due and owing through the termination date and including an amount equal to all earned but unused vacation through the termination date;
»	Payment over a period of one year of one times Mr. Roth’s:

*	Then-current base salary; and
*	Bonus as was paid for the most recent completed bonus period;

_______________
2 For Mr. Roth, a “Change of Control” would generally be considered to have occurred if: (i) any person or persons becomes the beneficial owner of 25 percent or more of our outstanding voting shares; (ii) during any two consecutive year period individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board; (iii) a merger or consolidation of the Company is consummated with another entity (unless outstanding voting securities of the Company immediately prior to the termination would continue to represent more than 51 percent of the combined voting power of the surviving entity and had the power to elect as least a majority of the board of the surviving entity); (iv) our stockholders approve a plan of liquidation of the company or an agreement for the sale of all or substantially all of our assets; or (v) any other event occurs of a nature that would be required to be reported as a “change in control” under Schedule 14A of the Exchange Act, provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards;
»
Maintenance of Mr. Roth’s and his dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one year from the Termination Date unless he becomes covered as an insured under another employer’s or spousal health care plan.

•
To the extent that termination or change of control payments made to Mr. Roth under his agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Roth would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•	In order to receive these termination or change of control payments, Mr. Roth would be required to sign a general release of all known and unknown claim the he may have against the Company.

•
As part of his employment agreement, Mr. Roth is subject to non-competition and non-solicitation restrictions. During the term of the Agreement and for a period of one year following his resignation or termination for any reason, Mr. Roth may not:

»
Directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in (including by himself or in association with any person, firm, corporate or other business organization or through an entity), any business engaged in the businesses in which the Company and its subsidiaries is engaged or then proposes to engage within any geographical area in which the Company or its subsidiaries engages in business. Nothing prohibits him from being a passive owner or not more that 5% of the outstanding stock of any class of a corporation which is publicly traded, or any other passive minority investment in any investment fund, limited partnership or similar entity whether or not publicly traded, and so long as he has no active participation in the business of such entity; or

»
Directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company, (ii) hire any person who was an employee of the Company at any time during executive’s employment period, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, franchisee. licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

Mr. Rogoff, Mr. Koch and Mr. Roy
The executive change of control agreements for Messrs. Rogoff, Koch and Roy provide for the following:

•	In the event Mr. Rogoff’s, Mr. Koch’s or Mr. Roy’s employment is terminated as a result of his death or “Disability”, the executive or his estate shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation through the termination date; and
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards.

•
If, within one year following the occurrence of a Change of Control[3], Mr. Rogoff’s, Mr. Koch's or Mr. Roy's employment is terminated for any reason other than for Good Cause or Mr. Rogoff, Mr. Koch or Mr. Roy terminates his employment for Good Reason, the executive shall be entitled to:

»	Payment of all base salary due and owing through the termination date and an amount equal to all earned but unused vacation through the termination date;
»	Payment of the executive’s then-current base salary for a period of 12 months (paid over a period of 12 months);
»	Accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards; and
»
Maintenance of the executive’s and his dependent’s health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company’s group plans at the time of termination. Such coverage shall extend for a term of one year from the termination date unless he becomes covered as an insured under another employer’s or spousal health care plan.

•
To the extent that change of control termination payments made to Mr. Rogoff, Mr. Koch or Mr. Roy under this agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Rogoff, Mr. Koch or Mr. Roy would either have to pay the excise tax or have his benefits reduced so that no portion of his termination payments were subject to the excise tax.

•
In order to receive these change of control termination payments, Mr. Rogoff, Mr. Koch or Mr. Roy would be required to sign a general release of all known and unknown claims that he may have against the Company.

_______________
3For Mr. Rogoff, Mr. Koch and Mr. Roy, a “Change of Control” would generally be considered to have occurred if: (i) any person or persons becomes the beneficial owner of 50 percent or more of our outstanding voting shares; (ii) during any 12 month period a majority of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) there is a change in the ownership of Company assets that occurs with a person or group over a 12 month period if the subject assets have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Company immediately prior to such acquisition or acquisitions (subject to certain exceptions), provided any transaction or event described above shall not constitute a change of control under the agreement unless it qualifies as a “change of control” under Section 409A of the Internal Revenue Code.

Mr. McLaughlin
Mr. McLaughlin’s retired from his employment with the Company effective December 30, 2015. In connection with his retirement of employment, Mr. McLaughlin became entitled to the following payments and benefits pursuant to his employment agreement with the Company and the 2015 Key Executive Compensation Plan:

»	Payment of all salary due and owing to the termination date and an amount equal to all earned but unused vacation through the termination date;
»	Payment of his 2015 annual cash incentive award, based on actual achievement against corporate and personal performance goals;
»	Vesting in 2016 of his Performance A RSU, based on actual achievement against corporate performance goals;
»	Vesting of his 2013 RSU grant at target and his 2015 Performance B RSU grant at target; and
»
A retirement payment of $200,000 as provided for in his 2013 amended management agreement, which replaced an earlier health savings account of equal value established under the 2011 amendment to the management agreement.

•	As part of his management agreement, Mr. McLaughlin is subject to non-competition and non-solicitation restrictions. For a period of two years following his retirement, Mr. McLaughlin may not:

»
Directly or indirectly own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in (including by himself or in association with any person, firm, corporate or other business organization or through an entity), any business engaged in the businesses in which the Company and its subsidiaries is engaged or then proposes to engage within any geographical area in which the Company or its subsidiaries engages in business. Nothing prohibits him from being a passive owner or not more that 5% of the outstanding stock of any class of a corporation which is publicly traded, or any other passive minority investment in any investment fund, limited partnership or similar entity whether or not publicly traded, and so long as he has no active participation in the business of such entity; or

»
Directly or indirectly through another entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company, (ii) hire any person who was an employee of the Company at any time during executive’s employment period, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, franchisee. licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company.

Potential Payments Upon Termination or Change-in-Control — Mr. Plisinski

	Cash Severance
Termination Circumstance as of 12/31/2015	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation
By the Company without cause termination	$900,000	$—	$—	$22,615
	(2X salary)
Executive resignation for good reason	$900,000	$—	$—	$22,615
	(2X salary)
Death	$112,500	$282,815	$—	$7,538
Disability	$—	$282,815	$—	$7,538
Within 18 months following sale or change of control (if termination occurs within one year of the effective date of employment agreement):
Termination by Company without cause	$675,000	$282,815	$2,515,717	$22,615
	(1.5X salary)
Termination by executive with good reason	$675,000	$282,815	$2,515,717	$22,615
	(1.5X salary)
Within 18 months following sale or change of control (if termination occurs after one year of the effective date of employment agreement):
Termination by Company without cause	$900,000	$282,815	$2,515,717	$22,615
	(2X salary)
Termination by executive with good reason	$900,000	$282,815	$2,515,717	$22,615
	(2X salary)
Potential Payments Upon Termination or Change-in-Control — Mr. Roth

	Cash Severance
Termination Circumstance as of 12/31/2015	Base Salary	Management Incentive Bonus	Value of Accelerated Unvested Equity	Benefits Continuation
Involuntary without cause termination	$323,132	$144,497	$560,410	$—
	(1X salary)	(1X bonus)
Executive resignation for good reason	$323,132	$144,497	$560,410	$—
	(1X salary)	(1X bonus)
Death	$—	$144,497	$560,410	$—
		(1X bonus)
Disability	$—	$144,497	$560,410	$—
		(1X bonus)
Within 12 Months following Sale or Change of Control:
Termination by Company without cause	$323,132	$144,497	$560,410	$15,076
	(1X salary)	(1X bonus)
Termination by executive with good reason	$323,132	$144,497	$560,410	$15,076
	(1X salary)	(1X bonus)

Potential Payments Upon Termination or Change-in-Control — Mr. Rogoff

Termination Circumstance as of 12/31/2015	Cash Severance (Base Salary)	Value of Accelerated Unvested Equity	Benefits Continuation
Death	$—	$358,344	$—
Disability	$—	$358,344	$—
Within 12 months following sale or change of control:
Termination by Company without cause	$272,950	$358,344	$12,375
	(1X salary)
Termination by executive with good reason	$272,950	$358,344	$12,375
	(1X salary)

Potential Payments Upon Termination or Change-in-Control — Mr. Koch

Termination Circumstance as of 12/31/2014	Cash Severance (Base Salary)	Value of Accelerated Unvested Equity	Benefits Continuation
Death	$—	$338,308	$—
Disability	$—	$338,308	$—
Within 12 months following sale or change of control:
Termination by Company without cause	$265,225	$338,308	$12,375
	(1X salary)
Termination by executive with good reason	$265,225	$338,308	$12,375
	(1X salary)

Potential Payments Upon Termination or Change-in-Control — Mr. Roy

Termination Circumstance as of 12/31/2015	Cash Severance (Base Salary)	Value of Accelerated Unvested Equity	Benefits Continuation
Death	$—	$405,981	$—
Disability	$—	$405,981	$—
Within 12 months following sale or change of control:
Termination by Company without cause	$236,617	$405,981	$12,375
	(1X salary)
Termination by executive with good reason	$236,617	$405,981	$12,375
	(1X salary)

Executive Officers
Set forth below is certain information regarding the executive officers of the Company and their ages as of March 31, 2016. Information relating to Michael P. Plisinski is set forth above under the caption “PROPOSAL 1 — ELECTION OF DIRECTORS — Continuing Class I Directors.”
Steven R. Roth, age 55, has served as the Company’s Senior Vice President, Finance and Administration and Chief Financial Officer since February 2002. From September 1996 to February 2002, Mr. Roth served as the Company’s Vice President, Finance and Administration and Chief Financial Officer. From August 1991 to August 1996, Mr. Roth served as a Director of Corporate Finance for Bell Communications Research, a former research and development company which served the telecommunications industry. Mr. Roth is a C.P.A. and holds a B.S. in Accounting from Villanova University.
Debbora A. Ahlgren, age 60, has served as the Company’s Vice President of Global Customer Operations since March 2016. Prior to joining the Company, Ms. Ahlgren served as Vice President of Marketing for Cascade Microtech, a semiconductor test equipment manufacturer, from mid-2012 to November 2014. From January 2010 through mid-2012, Ms. Ahlgren served as Vice President of Marketing for Universal Instruments Corporation, a manufacturer of electronics assembly equipment. Prior roles included Vice President and General Manager for Field Operations for Agilent Technologies and Chief Marketing Officer of Verigy at the time of its spin-out from Agilent Technologies. Ms. Ahlgren received a B.S. in Biology from the State University of New York at Stony Brook.
    Cleon Chan, age 48, has served as the Company’s Vice President of Asia Operations since February 2015.  Prior to joining the Company, Mr. Chan was the General Manager for Strategic Sales and Marketing for Asia for Applied Materials from November 2011 to January 2015. Before employment with Applied Materials, Mr. Chan served as the General Manger for Asia Strategic Marketing and South East Asia Operations from January 2002 to November 2011 for Varian Semiconductor, a supplier of Ion Implanter systems. From 1996 to 2001, Mr. Chan was the General Manager for Steag Electronic, a supplier of semiconductor process equipment, for Asia-Pacific Operations. Steag merged with Mattson in January 2001. Mr. Chan received a B.Eng. in Electronics and Electrical Engineering from National University of Singapore and M.B.A. from University of Dubuque.
Michael J. Colgan, age 53, has served as the Company’s Vice President of Research and Development, Process Control Group since January 2016. Prior to that Dr. Colgan served as Vice President and General Manager of the Metrology Business Unit since January 2013. From January 2011 to December 2012, Dr. Colgan served as Director of Operations, Metrology Business Unit. From August 2008 to December 2010, Dr. Colgan served as Director of Engineering, Metrology Business Unit. Prior to that, he served in various engineering management and staff positions since 1999 while he has been with the Company. Dr. Colgan holds a B.S. in Physics from Catholic University, a Ph.D. in Physics from Rutgers University and an M.B.A. from University of Scranton.
Elvino da Silveira, age 56, has served as the Company’s Vice President, Marketing and Product Management since November 2015. From December 2012, when the Company acquired Azores Corporation, a lithography equipment manufacturer, through October 2015, Mr. da Silveira served as Vice President and General Manager of the Display Products Lithography Business Unit and Chief Technical Officer of the Lithography Systems Group. Prior to the acquisition, Mr. da Silveira served as President and Chief Executive Officer of Azores Corporation since its inception in March 1999. From December 1993 to January 1999, Mr. da Silveira served in various senior management roles with the latest being Vice President of Operations and Worldwide Customer Support for MRS Technology, Inc., a former manufacturer of capital equipment for the flat panel display industry. Mr. da Silveira holds a B.S. in Mechanical Engineering from Northeastern University.
Steven D. Gardner, age 52, has served as the Company’s Vice President of Engineering for the Lithography Systems Group since December 2012 when the Company acquired Azores Corporation, a lithography equipment manufacturer. Prior to the acquisition, Mr. Gardner served as Vice President of Engineering for Azores Corporation since its inception in March 1999. From November 1992 to December 1998, Mr. Gardner held various positions, latest as Senior Systems Engineer for MRS Technology, Inc., a former manufacturer of capital equipment for the flat panel display industry. Mr. Gardner received a B.S. in Mechanical Engineering from North Carolina State University.
Michael F. Goodrich, age 46, has served as the Company’s Vice President and General Manager of the Process Control Group since January 2016 and prior to that as the Vice President and General Manager of the Inspection Business Unit since May 2014. From January 2013 to May 2014, Mr. Goodrich served as the Company’s Vice President of Global

Customer Support. From January 2012 to January 2013, Mr. Goodrich served as the Company’s Director of Customer Support and from October 2011 to January 2012 as Director of Worldwide Sales. From February 2006 when the Company merged with August Technology Corporation to October 2011, Mr. Goodrich served as the Technical Sales Director. From March 1998 to February 2006, Mr. Goodrich served in various service and sales management roles for August Technology Corporation. Mr. Goodrich holds a B.S. in Electronics Engineering from DeVry University and an M.B.A. from the University of St. Thomas.
Robert A. Koch, age 54, has served as the Company’s Vice President and General Counsel since May 2003. From April 1986 to May 2003, Mr. Koch was employed by Howmedica Osteonics Corp., the orthopaedic implant subsidiary of Stryker Corporation, where he was their in-house counsel for 12 years and last served as their Director of Legal Affairs. Mr. Koch holds a B.S. in Chemical Engineering and an M.S. in Biomedical Engineering, both from Rutgers University. Mr. Koch earned his J.D. from Rutgers School of Law – Newark in 1991 and is admitted to practice in New Jersey and New York.
Richard B. Rogoff, age 49, has served as the Vice President and General Manager of the Lithography Systems Group since he joined the Company in October 2013. Mr. Rogoff has more than 20 years of lithography experience. Prior to joining the Company, Mr. Rogoff spent 23 years with ASML, a supplier of lithography systems to the semiconductor industry, in various executive, operational and engineering positions. Most recently he served as Vice President of the ASML optics business unit from July 2007 to October 2013. Prior to that, Mr. Rogoff served as ASML’s Vice President of European Sales and Worldwide Account Support from March 2004 to July 2007. Mr. Rogoff has a Bachelor of Science in Microelectronic Engineering from Rochester Institute of Technology and an M.B.A. from INSEAD Business School.
Rajiv Roy, age 57, has served as Vice President, Strategic Product Initiatives since February 2016 and prior to that as Vice President of Business Development and Director of Back-End Product Management from June 2008 to January 2016. From February 2006 to June 2008, Mr. Roy served as the Company’s Director of Marketing. Prior to the Company’s merger with August Technology in February 2006, Mr. Roy served as the Director of Strategic Marketing for August Technology from April 2003 to February 2006. Mr. Roy joined August Technology as part of the acquisition of Semiconductor Technologies and Instruments, Inc., a supplier to the semiconductor industry, where he was President from August 2000 to March 2003. Mr. Roy has a Bachelor of Technology in Electrical Engineering from Indian Institute of Technology, Kanpur, and from the University of Texas at Dallas, an M.S. in Math Sciences and a M.A. in Marketing.
Thomas Sonderman, age 52, has served as the Company’s Vice President and General Manager of the Integrated Solutions Group since October 2014.   In July 2014, Mr. Sonderman joined the Company as the Vice President of OEM Business Development.   Prior to joining the Company, Mr. Sonderman  was Vice  President of Manufacturing Technology at GLOBALFOUNDRIES, a role he served in since it was spun out of AMD in February 2009.  During his 20 year tenure at AMD, he held a variety of engineering and executive positions, his last role being Vice President of Manufacturing Systems Technology.  Mr. Sonderman has a M.S. in Electrical Engineering from National Technological University and a B.S. in Chemical Engineering from Missouri University of Science and Technology.
Timothy J. Walker, age 49, has served as the Company’s Vice President of Manufacturing, Process Control Group since November 2015.  From April 2014 to November 2015, Mr. Walker served as Director of Manufacturing Engineering, Compliance and Configuration Management for the Inspection Business Unit.  From February 2006 when the Company merged with August Technology Corporation to April 2014, Mr. Walker served as Manager, Manufacturing Engineering.  From August 2004 to February 2006, Mr. Walker served as Manager, Manufacturing Engineering for August Technology Corporation.  Prior to 2004 Mr. Walker worked in various Director of Operations, Manufacturing Management and Manufacturing Engineering Management positions in semiconductor, medical, automotive, and aerospace industries.  Mr. Walker holds a B.S. in Aerospace Engineering and Mechanics from the University of Minnesota, an M.S. in Manufacturing Systems and an M.B.A. from the University of St. Thomas.
Matthew C. Wilson, age 45, has served as the Company’s Vice President of Global Customer Support since May 2014. From April 2009 to May 2014, Mr. Wilson served as the NSX Product Manager.  From August 2007 to April 2009, Mr. Wilson served as a Strategic Program Manager on an overseas assignment, and from July 1998 to August 2007 Mr. Wilson served in a variety of service and sales applications management roles.  Mr. Wilson holds a B.S. in Electrical Engineering from the University of Minnesota.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Directors Daniel H. Berry, Jeffrey A. Aukerman and David B. Miller, none of whom has any of the interlocking relationships described in Item 407(e)(4) of Regulation S-K.

SECURITY OWNERSHIP
The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of March 31, 2016 (except as otherwise indicated), by: (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial Owner	Number of Shares(1)	Percentage (2)
BlackRock, Inc. (3)	3,088,641	10.0%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors, LP (4)	2,214,751	7.2%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Entities affiliated with Gagnon Securities LLC (5)	1,736,938	5.6%
1370 Avenue of the Americas, Suite 2400, New York, NY 10019
Royce & Associates LLC (6)	1,664,265	5.4%
745 Fifth Avenue, New York, NY 10151
Michael P. Plisinski	132,451	*
Steven R. Roth	112,798	*
Richard Rogoff	6,065	*
Robert A. Koch	48,907	*
Rajiv Roy	18,612	*
Paul F. McLaughlin	745,385	2.4%
Jeffrey A. Aukerman	4,146	*
Leo Berlinghieri	15,000	*
Daniel H. Berry	13,800	*
Thomas G. Greig	115,800	*
David B. Miller	—	*
Richard F. Spanier (7)	80,364	*
John R. Whitten	35,500	*
All directors and executive officers as a group (twenty-two persons)	1,418,113	4.6%
_______________

*	Less than 1%.
(1)
Includes the number of shares subject to options which are outstanding and exercisable as well as restricted stock units vesting within 60 days of March 31, 2016 by the following persons: Mr. Roth (56,000 shares), Mr. Koch (18,000), Mr. Roy (6,400), Mr. Spanier (10,000 shares) and all directors and executive officers as a group (131,329 shares).

(2)
Applicable percentage ownership is based on 30,880,105 shares of Common Stock outstanding as of March 31, 2016. Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes shares as to which a person holds sole or shared voting or investment power. Shares of Common Stock subject to options that are presently exercisable or which will become exercisable, and RSUs which will vest, within 60 days of March 31, 2016 are deemed to be beneficially owned by the person holding such options or RSUs for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted the address for the stockholders named in this table is c/o Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, MA 01887.

(3)	Information provided herein is based on the Schedule 13G/A that was filed by BlackRock, Inc. on January 27, 2016.
(4)	Information provided herein is based on the Schedule 13G that was filed by Dimensional Fund Advisors LP on February 9, 2016.
(5)
Information provided herein is based on the Schedule 13G/A that was filed on February 2, 2016 by Neil Gagnon. The filing indicates that Gagnon Securities LLC has shared voting power over 825,879 shares and shared dispositive power over 831,340 shares. While Neil Gagnon has shared voting power over 1,544,973 shares and shared dispositive power over 1,558,221 shares. The filing also indicates that Gagnon Advisors, LLC may be deemed to share voting and dispositive power with respect to 637,573 shares.

(6)	Information provided herein is based on the Schedule 13G/A that was filed by Royce & Associates, LLC on January 27, 2016.
(7)	Includes 7,671 shares held by Dr. Spanier’s wife.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information with respect to the Company’s equity compensation plans as of December 31, 2015.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,658,825	$2.79	4,303,123
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,658,825	$2.79	4,303,123

(1)	Includes 1,168,837 shares issuable upon vesting of outstanding restricted stock units.
(2)
As of December 31, 2015, 2,625,993 of these shares were available under the 2009 Stock Plan which includes 2,558,495 shares available under the plan due to expiration, termination, forfeiture or repurchase of equity awards granted under the 1999 Stock Plan. As of December 31, 2015 there were 1,677,130 shares available under the 2009 Employee Stock Purchase Plan“(“2009 ESPP”). Pursuant to its terms, there is an annual increase to the number of shares available under the 2009 ESPP on the first day of each fiscal year during which the 2009 ESPP is in effect equal to the lesser of (i) 300,000 shares; (ii) 2% of the outstanding shares of Common Stock on such date; or (iii) a lesser amount determined by the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of Section 16 filings made with the SEC, the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the year ended December 31, 2015, all officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except for the following:

•	Michael P. Plisinski
	»	Filed one Form 4 on January 20, 2015 with respect to one transaction on January 15, 2015
	»	Filed one Form 4 on November 12, 2015 with respect to one transaction on November 9, 2015

•	Michael Colgan and Michael Goodrich:
	»	Filed one Form 4 on March 13, 2015 with respect to the withholding of shares upon the vesting of equity grants on March 8, 2015
	»	Filed one Form 4 on March 14, 2016 with respect to the withholding of shares upon the vesting of equity grants on March 8, 2016

•	Michael Goodrich
	»	Filed one Form 4 on May 7, 2015 with respect to the withholding of shares upon the vesting of equity grants on April 30, 2015

•	Peter Vaillant
	»	Filed one Form 4 on August 10, 2015 with respect to withholding of shares upon the vesting of equity grants on July 15, 2015

•	Cleon Chan, Michael Colgan, Elvino daSilveira, Steven Gardner, Michael Goodrich, Robert Koch, Michael P. Plisinski, Richard Rogoff, Steven R. Roth, Rajiv Roy and Thomas Sonderman:
	»	Filed one Form 4 on February 24, 2016 with respect to one transaction on February 19, 2016

OTHER MATTERS
The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION
Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company’s website at www.rudolphtech.com and clicking on Investor Relations or by writing to Steven R. Roth, Chief Financial Officer (550 Clark Drive, P.O. Box 860, Budd Lake, New Jersey 07828). Upon written request to the Company, at the above address for Investor Relations, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
BY ORDER OF THE BOARD OF DIRECTORS
Steven R. Roth
Secretary
Dated: April 21, 2016

Annual Meeting of Stockholders of Rudolph Technologies, Inc.
May 18, 2016
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, 2015 Annual Report and Proxy Card
are available at http://www.rudolphtech.com/assets/uploads/2015_annual_report.pdf
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
The Board of Directors recommends you vote “FOR” all nominees and “FOR” Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	FOR	AGAINST	ABSTAIN

Nominees:

Daniel H. Berry	☐	☐	☐

Thomas G. Greig	☐	☐	☐

2. TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.	☐	☐	☐
3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.	☐	☐	☐
4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed, FOR Item 2 and 3, and according to the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting of Stockholders.

Signature of stockholder	Dated	Signature of stockholder	Dated

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.

RUDOLPH TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF RUDOLPH TECHNOLOGIES, INC.
The undersigned hereby constitutes and appoints Daniel H. Berry and Jeffrey A. Aukerman, or either of them, as and for his or her proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Rudolph Technologies, Inc. held of record by the undersigned on March 31, 2016, at the Annual Meeting of Stockholders of Rudolph Technologies, Inc. to be held on Wednesday, May 18, 2016 and at any and all adjournments or postponements thereof as follows:
(Continued and to be signed on reverse side.)